UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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BRT REALTY TRUST
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BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 11, 2016

The Annual Meeting of Shareholders of BRT Realty Trust will be held on Friday, March 11, 2016, at 9:00 a.m., local time, at the offices of BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, for the following purposes:

1.	To elect four Class II Trustees, each to serve until the 2019 Annual Meeting of Shareholders;
2.	To consider and vote on a proposal to approve the BRT Realty Trust 2016 Incentive Plan;
3.	To consider and vote on a proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending September 30, 2016; and
4.	To transact any other business as may properly come before the meeting.

Shareholders of record at the close of business on January 14, 2016 are entitled to notice of and to vote at our annual meeting. It is important that your common shares of beneficial interest be represented and voted at the meeting. You can vote your common shares of beneficial interest by completing and returning the proxy card. Certain shareholders can also vote their common shares of beneficial interest over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

S. Asher Gaffney

Secretary

Great Neck, New York
January 20, 2016

BRT REALTY TRUST
2016 ANNUAL MEETING
PROXY STATEMENT

PROXY STATEMENT

GENERAL

Our Board of Trustees is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2016 annual meeting of shareholders of BRT Realty Trust. In this proxy statement we refer to BRT Realty Trust as “BRT,” “we,” “our,” “us,” “our company,” or the “Trust”, to our Board of Trustees as the “Board”, and to our common shares of beneficial interest as “common shares” or “shares.” The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 a.m., local time, on Friday, March 11, 2016.

Our fiscal year begins on October 1st and ends on September 30th. Unless otherwise indicated or the context otherwise requires, all references to a year (e.g. 2015), refer to the applicable fiscal year ended September 30th.

Our executive offices are located at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021. Our telephone number is (516) 466-3100.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will vote on the following matters:

•	election of four trustees (Matthew Gould, Louis C. Grassi, Israel Rosenzweig and Jeffrey Rubin) to hold office until the 2019 annual meeting and until their respective successors are duly elected and qualify;
•	approval of the BRT Realty Trust 2016 Incentive Plan, which we refer to as the Plan or the 2016 Incentive Plan;
•	ratification of the appointment of our independent registered public accounting firm, BDO USA, LLP, for the year ending September 30, 2016; and
•	such other matters as may properly come before the meeting.

Who is entitled to vote?

We are mailing this proxy statement on or about January 22, 2016 to our shareholders of record as of the close of business on January 14, 2016. The record date was established by our Board. Shareholders as of the close of business on the record date of January 14, 2016 are entitled to notice of and to vote their shares at the meeting. Each share is entitled to one vote and shareholders do not have the right to vote cumulatively in the election of trustees. Our common shares constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting.

What constitutes a quorum?

A quorum is the presence in person or by proxy of shareholders holding a majority of shares entitled to vote at the meeting. On the record date, there were 14,242,106 common shares outstanding and entitled to vote. In order to carry on the business at the meeting, a majority of our outstanding shares must be present in person or by proxy. This means that at least 7,121,054 common shares must be represented at the meeting, either in person or by proxy, to constitute a quorum. Generally, action cannot be taken at the meeting unless a quorum is present.

How do I vote?

Because many shareholders cannot attend the meeting in person, it is necessary that a large number of shares be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage paid envelope provided. Please refer to your proxy card or to the information provided by your bank, broker, or other holder of record to see which options are available to you. You should be aware that if you vote by telephone or over the Internet, you may incur costs, such as telephone or Internet access charges, for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., New York City time on March 10, 2016. If you vote by telephone or via the Internet, it is not necessary to return a proxy card.

If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, you should sign the proxy card and deliver it to the person so named, and the person so named must then be present to vote at the meeting. Proxy cards so marked should not be mailed to us or to our transfer agent, American Stock Transfer and Trust Company, LLC.

Is my vote important?

Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of trustees unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients’ behalf, are referred to “broker non-votes.”

The election of each Trustee requires the approval of a majority of our outstanding shares. Because “broker non-votes” and abstentions will have the effect of a vote against the election of the nominees, it is very important that you vote your shares.

The affirmative vote of a majority of the votes cast at the meeting is required to adopt the Plan. Accordingly, abstentions will have the effect of a vote against the Plan and broker non-votes will not have any impact.

Who will count the vote?

A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Can I revoke my proxy before it is exercised?

If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. If you vote by telephone or Internet you may also revoke your proxy with a timely and valid later telephone or Internet vote, as the case may be. You may also revoke your proxy by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.

If your shares are held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee’s procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

How will my shares be voted?

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked, will be voted at the meeting in accordance with your instructions. If no choice is indicated on the proxy card received from a registered holder, the persons named as your proxies will vote the common shares, “FOR” the election of the four nominees for Class II Trustee named in this proxy statement (i.e., Matthew J. Gould, Louis C. Grassi, Israel Rosenzweig and Jeffrey Rubin), “FOR” the proposal to adopt our 2016 Incentive Plan, “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016, and as the proxy holders may determine, in their discretion, with respect to any other matters that may properly come before the meeting. The Board is not currently aware of any business to be acted upon at the meeting other than that which is described in this proxy statement.

Who is soliciting my vote and who pays the cost?

We are soliciting proxies and will pay the entire cost of soliciting proxies, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our full-time and part-time employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold common shares and to request instruction on how to vote the shares. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to shareholders. We have retained DF King for a fee of $5,000, plus reasonable out of pocket expenses, to aid in the solicitation of proxies from our shareholders. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

What is householding?

Shareholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of shareholders of record, or such shareholder’s broker, bank or nominee, in the case of shareholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Shareholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are shareholders of record, direct a written request to: BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.

Are our proxy materials available on the Internet?

Our proxy materials are available at: www.brtrealty.com/annualmeetingmaterials.pdf.

When are shareholder proposals due for the 2017 Annual Meeting?

We expect that our annual meeting of shareholders for the year ending September 30, 2016 will be held in March 2017. In order to have any proposal presented by a shareholder at the meeting included in the proxy statement and form of proxy relating to the 2017 meeting, the proposal, in writing and addressed to our secretary, must be received by us no later than September 24, 2016. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy statement in accordance with applicable regulations.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead intended to be presented directly at the 2017 annual meeting of shareholders, rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, permit our proxies to exercise discretionary authority in voting on any such proposal to the extent conferred by proxy if we:

•	receive notice of the proposal before December 8, 2016 and advise shareholders in the proxy statement for the 2017 annual meeting of shareholders of the nature of the proposal and how management intends to vote on such matter, or
•	do not receive notice of the proposal before December 8, 2016.

GOVERNANCE OF OUR COMPANY

General

We are governed by a Board and by the committees of the board. Members of the Board are kept informed about our business through discussions with our Chairman, our Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2015, the Board held four meetings and each trustee attended at least 75% of the aggregate number of Board and applicable committee meetings. We typically schedule a Board meeting in conjunction with our annual meeting of shareholders and encourage our Trustees to attend the annual meeting of shareholders. More than 80% of the Trustees attended our 2015 annual meeting of shareholders.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all Trustees, officers, employees, agents and consultants, including our Chief Executive Officer, principal financial officer, principal accounting officer or controller or person performing similar functions. The code of business conduct and ethics covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The code of business conduct and ethics, as amended and restated, is available at the corporate governance section of our website at www.brtrealty.com and may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary. During 2015, there were no waivers of the provisions of the code of business conduct and ethics with respect to any of our trustees, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code of business conduct and ethics on our website.

Risk Oversight

Management is responsible for the day-to-day management of risks we face. Our Board has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our nominating and corporate governance committee oversees corporate governance risks and our compensation committee oversees risks relating to remuneration of our officers and employees. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

At each quarterly meeting of the audit committee, a portion of the meeting is devoted to reviewing the status of the properties in our real estate portfolio and other matters (including related party transactions) which might have a material adverse impact on current or future operations. A senior executive officer reports to the committee regarding the activities of our disclosure controls and procedures committee – this committee is comprised primarily of the individuals responsible for our financial and regulatory reporting, meets approximately six to eight times a year and is responsible for identifying areas of risk and in particular, risks with respect to disclosure controls and internal controls over financial reporting. In addition, a senior executive officer, our internal auditor and the independent registered public accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to our compliance with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

At each meeting of the Board, the Trustees review significant risk issues brought to its attention by management, the audit committee or the other committees of the Board.

Leadership Structure

Our company is led by Israel Rosenzweig, Chairman of our Board, whom we refer to as our Chairman, and Jeffery A. Gould, President and Chief Executive Officer, whom we refer to as our Chief Executive Officer. The Board believes that: (i) separating the role of Chairman and Chief Executive Officer is the most appropriate structure at this time because it makes the best use of the abilities of Messrs. Rosenzweig and Gould; and (ii) this leadership structure provides appropriate risk oversight of our activities.

Committees of the Board

Our Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board has adopted a charter for each standing committee, as well as corporate governance guidelines that address the make-up and functioning of the Board and its committees. The charter for each standing committee requires that such committee be comprised of at least three independent trustees and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate.

You can find each charter and the corporate governance guidelines by accessing the corporate governance section of our website at www.brtrealty.com. Copies of these charters and the corporate governance guidelines may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary.

The table below provides membership and meeting information for each of the committees of the Board for 2015:

Name	Audit	Compensation	Nominating and Corporate Governance
Kenneth F. Bernstein
Alan H. Ginsburg		✓
Louis C. Grassi	Chair*		✓
Gary Hurand	✓		Chair
Jeffrey Rubin		Chair
Jonathan H. Simon		✓
Elie Weiss	✓		✓
Number of Meetings	4	3	1
*	Audit committee financial expert.

Audit Committee

This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualification and independence, (iv) the performance of the accounting firm performing our internal control audit function, and (v) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm and for approving related party transactions.

Compensation Committee

This committee reviews and makes recommendations and/or determinations with respect to the salaries, bonuses and stock awards of our trustees and named executive officers.

Nominating and Corporate Governance Committee

This committee’s principal responsibilities include proposing to the Board a slate of nominees for election to the Board at the annual meeting of shareholders, recommending committee assignments to the Board, making a recommendation to the Board with respect to the independence of each Trustee and nominee, identifying and recommending candidates to fill vacancies on the Board or committees thereof between annual meetings of shareholders, overseeing Board and committee performance evaluations, proposing a slate of officers to the Trustees for election at the annual meeting of the Board and monitoring corporate governance matters, including overseeing our corporate governance guidelines.

Trustee Qualifications

The Board believes that it should be comprised of Trustees with complementary backgrounds, and that Trustees should, at a minimum, have expertise that may be useful to us. Our nominating and corporate governance committee has not adopted a formal diversity policy in connection with the consideration of Trustee nominations or the selection of nominees. It considers the personal and professional attributes and the business experience of each trustee candidate to promote diversity of expertise and experience among our trustees. Additionally, Trustees should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

When considering candidates for Trustee, the nominating and corporate governance committee will take into account a number of factors, including the following:

•	Independence from management;
•	Whether the candidate has relevant business experience;
•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.

The nominating and corporate governance committee will consider candidates for Trustee suggested by shareholders, applying the criteria for candidates described above, considering the additional information referred to below and evaluating such nominees in the same manner as other candidates. Shareholders wishing to suggest a candidate for nomination for election as a Trustee should write to our Secretary and include:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration by the committee;
•	The name of and contact information for the candidate;
•	A statement of the candidate’s business and educational experience;
•	Information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;
•	A statement detailing any relationship between the candidate and any of our competitors;
•	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a trustee if nominated and elected.

Before nominating a sitting Trustee for re-election at an annual meeting of shareholders, the nominating and corporate governance committee will consider:

•	The Trustee’s performance on the board; and
•	Whether the Trustee’s re-election would be consistent with our corporate governance guidelines.

When seeking candidates for Trustee, the nominating and corporate governance committee may solicit suggestions from management, incumbent Trustees or others. The committee or its chairman will interview a candidate if it is believed the candidate might be suitable to be a Trustee. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board, it will recommend the candidate’s election to the full board.

The nominating and corporate governance committee generally intends to recommend that the Board nominate incumbent Trustees who the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such Trustees have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

Independence of Trustees

In determining whether our Trustees are independent, we apply the New York Stock Exchange’s corporate governance listing standards. Such standards provide:

•	No Trustee qualifies as “independent” unless the board affirmatively determines that the trustee has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);
•	A Trustee who is an employee, or whose immediate family member is an executive officer, of ours or any of our subsidiaries is not independent until three years after the end of such relationship;
•	A Trustee who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;
•	A Trustee who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a trustee who is a current employee of our internal or external auditor, a trustee who has an immediate family member who is a current employee of our internal or external auditor and who personally participates in our audit, or a trustee who was, or whose immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit within that time, cannot be considered independent;
•	A Trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executive officers serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and
•	A Trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

The Board affirmatively determined that each of Kenneth F. Bernstein, Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Weiss, constituting approximately 64% of our trustees, is “independent” for the purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and all of the members of our committees are independent for the purposes of Section 303A. The Board based these determinations primarily on a review of the responses of our trustees to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with Trustees and relevant facts and circumstances provided to management of any relationships bearing on the independence of a Trustee.

In determining the independence of each of the foregoing Trustees, the Board considered that Gary Hurand owns approximately a 40% beneficial interest in a family entity which owns a preferred limited partnership interest in Gould Investors L.P., an affiliate of our company. Gould Investors is primarily engaged in the ownership and operation of real estate properties held for investment. See “Certain Relationships and Related Transactions.” The preferred limited partnership interest owned by the Hurand family entity had, as of September 30, 2015, a deemed value of approximately $11.7 million (the redemption price of the interest) and limited voting rights, and no member of the Hurand family, including Mr. Hurand, has any management involvement in Gould Investors. For 2015, distributions of approximately $675,000 were accrued and paid on the interests owned by the Hurand family entity. In October 2015, the family entity and Gould Investors agreed that until October 1, 2020, the family entity would defer its right to require Gould Investors to purchase, and Gould Investors would defer its right to redeem, 50% (i.e., 12.5% of the outstanding preferred interest) of the outstanding preferred interest that would otherwise be subject to potential redemption or repurchase beginning October 1, 2015 (the “October 2015 Interest”). Further, Gould Investors redeemed the 50% balance of the October 2015 Interest (i.e.,12.5% of the outstanding preferred interest) for $1.47 million and the annual distribution rate on the unredeemed October 2015 Interest was reduced from 8% to 5%.

The Board concluded that the foregoing did not disqualify Mr. Hurand from being independent.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries or has had any relationship with us that would require disclosure under Item 404 of Regulation S-K (Certain Relationships and Related Party Transactions).

Compensation of Trustees

The following table sets forth the cash compensation payable to the Trustees for service on the Board and its committees, all of whom, except as indicated below, are non-management Trustees:

			Committee
	Board		Audit	Compensation	Nominating
Annual retainer	$20,000		$5,000	$4,000	$3,000
Presence in-person at meeting	1,200		1,000	1,000	1,000
Presence by telephone at meeting	750		750	750	750
Chairman’s annual retainer|(1)	200,000	(2)	10,000	8,000	4,000
(1)	The chairman of the applicable committee receives both the annual retainer and the chairman’s annual retainer for the committee for which he serves as chairman.
(2)	Reflects the compensation paid to Israel Rosenzweig, a member of management. See “Executive Compensation—Compensation Discussion and Analysis—Chairman of the Board’s Compensation” and “Certain Relationships and Related Transactions.”

In addition, in 2014, 2015 and 2016, each non-management member of our Board was awarded 3,250, 3250 and 3,500 restricted common shares under the 2012 Incentive Plan. The restricted shares have a five year vesting period, subject to acceleration upon the occurrence of specified events, during which the registered owner is entitled to vote and receive distributions, if any, on such shares. Non- management Trustees who reside outside of the local area in which our executive office is located are reimbursed for travel expenses incurred in attending Board and committee meetings.

The following table sets forth the cash and non-cash compensation of trustees for 2015:

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Total ($)
Kenneth F. Bernstein*	23,750		23,043	46,793
Alan H. Ginsburg*	31,250		23,043	54,293
Fredric H. Gould	—		79,763	79,763
Matthew J. Gould	—		103,691	103,691
Louis C. Grassi*	46,250		23,043	69,293
Gary Hurand*	39,000		23,043	62,043
Israel Rosenzweig	200,000	(3)	36,868	236,868
Jeffrey Rubin*	39,750		23,043	62,793
Jonathan H. Simon*	31,250		23,043	54,293
Elie Weiss*	36,500		23,043	59,543
*	Independent trustee

(1)	This table does not reflect: (a) the compensation received by Jeffrey A. Gould, our President, Chief Executive Officer and a Trustee; and (b) compensation paid to Fredric H. Gould, Matthew J. Gould and Israel Rosenzweig by REIT Management Corp., our former advisor, and Majestic Property Management Corp., each of which is wholly-owned by Fredric H. Gould. See “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions” for information regarding Jeffrey A. Gould’s compensation, “Certain Relationships and Related Transactions” for information regarding payments to Fredric H. Gould, Matthew J. Gould and Israel Rosenzweig and “Certain Relationships and Related Transactions – Related Party Transactions” for further information about REIT Management Corp., which we refer to as “REIT Management” and Majestic Property Management Corp., which we refer to as “Majestic.”
(2)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718.
(3)	Reflects the retainer paid for serving as Chairman.

The table below shows the aggregate number of unvested restricted shares awarded to and held by the named trustees and the value thereof as of September 30, 2015:

Name	Unvested Restricted Shares	Market Value of Unvested Restricted Stock ($)
Kenneth F. Bernstein(1)	15,950	113,086
Alan H. Ginsburg(1)	15,950	113,086
Fredric H. Gould(2)	51,925	368,148
Matthew J. Gould(2)	61,850	438,517
Louis C. Grassi(1)	15,950	113,086
Gary Hurand(1)	15,950	113,086
Israel Rosenzweig(2)	33,850	239,997
Jeffrey Rubin(1)	15,950	113,086
Jonathan H. Simon(1)	15,950	113,086
Elie Weiss(1)	15,950	113,086
(1)	On January 15, 2011, we awarded 3,100 restricted shares with a grant date fair value of $22,351. On January 16, 2012, we awarded 3,100 restricted shares with a grant date fair value of $19,840. On January 10, 2013, we awarded 3,250 restricted shares, with a grant date fair value of $20,475. On January 6, 2014, we awarded 3,250 restricted shares with a grant date fair value of $23,140. On January 9, 2015 , we awarded 3,250 restricted shares with a grant date fair value of $23,043. Each share of restricted stock vests five years after the date of grant.
(2)	On January 15, 2011, we awarded 9,750 restricted shares with a grant date fair value of $70,298. On January 16, 2012, we awarded 9,125 restricted shares with a grant date fair value of $58,400. On January 10, 2013, we awarded Matthew J. Gould 13,725 restricted shares with a grant date fair value of $86,468, Fredric H. Gould 10,550 restricted shares with a grant date fair value of $66,465 and Israel Rosenzweig 4,575 restricted shares with a grant date fair value of $28,823. On January 6, 2014, we awarded Matthew J. Gould 14,625 restricted shares with a grant date fair value of $104,130, Fredric H. Gould 11,250 restricted shares with a grant date fair value of $80,100 and Israel Rosenzweig 5,200 restricted shares with a grant date fair value of $37,024. On January 9, 2015, we awarded Matthew J. Gould 14,625 restricted shares with a grant date fair value of $103,691, Fredric H. Gould 11,250 restricted shares with a grant date fair value of $79,763 and Israel Rosenzweig 5,200 restricted shares with a grant date fair value of $36,868. Each share of restricted stock vests five years after the date of grant.

Non-Management Trustee Executive Sessions

In accordance with New York Stock Exchange listing standards, our non-management Trustees meet regularly in executive sessions without management. “Non-management” Trustees are all those Trustees who are not employees or officers of our company or any of its affiliates. The person who presides over executive sessions of non-management Trustees is one of the committee chairmen. To the extent practicable, the presiding Trustee at the executive sessions is rotated among the chairmen of the Board’s committees.

Communications with Trustees

Shareholders and interested persons who want to communicate with our Board or any individual Trustee can write to:

BRT Realty Trust
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Attention: Secretary

Your letter should indicate that you are a shareholder of BRT Realty Trust. Depending on the subject matter, the Secretary will:

•	Forward the communication to the Trustee or Trustees to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about our company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Secretary will present a summary of communications received, if any, since the last meeting and make those communications available to the Trustees on request.

In the event that a shareholder, employee or other interested person would like to communicate with our non-management Trustees confidentially, they may do so by sending a letter to “Non-Management Trustees” at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
SHAREHOLDERS, TRUSTEES AND MANAGEMENT

The following table sets forth information concerning our shares owned as of the close of business on January 14, 2016 by (i) each person beneficially owning five percent or more of our outstanding shares, (ii) each trustee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all trustees and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Kenneth F. Bernstein(2)	33,248	*
Alan H. Ginsburg(2)	30,780	*
Fredric H. Gould(2)(3)	3,539,487	24.9%
Jeffrey A. Gould(2)(4)	3,382,129	23.7%
Matthew J. Gould(2)(5)	3,311,244	23.2%
Mitchell Gould	134,879	*
Louis C. Grassi(2)	35,343	*
Gary Hurand(2)(6)	373,546	2.6%
David W. Kalish(7)	472,933	3.3%
Mark H. Lundy(8)	156,549	1.1%
Israel Rosenzweig(2)	409,242	2.9%
Jeffrey Rubin(2)	33,248	*
Jonathan H. Simon(2)	30,780	*
Elie Weiss(2)(9)	48,121	*
George Zweier	59,490	*
Gould Investors L.P(10)	2,903,470	20.4%
Greenwood Investments, Inc.(11)	1,209,463	8.5%
All trustees and executive officers as a group (19 persons)	5,964,759	41.9%
*	Less than 1%
(1)	Shares are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the shares. The percentage of beneficial ownership is based on 14,242,106 shares outstanding as the close of business on January 14, 2016.
(2)	A Trustee.
(3)	Includes (i) 271,440 shares owned by the pension and profit sharing trusts of BRT Realty Trust and REIT Management Corp. of which Fredric H. Gould is a trustee, as to which shares he has shared voting and investment power, (ii) 23,469 shares owned by a charitable foundation, of which he is a director, as to which shares he shares voting and investment power, (iii) 33,259 shares owned by a trust for the benefit of his grandchildren of which he is a trustee (as to which shares he disclaims beneficial interest), (iv) 25,260 shares owned by a partnership in which an entity wholly owned by him is the managing general partner, and (v) 2,468 shares held by him as custodian for his grandson (as to which shares he disclaims beneficial interest). Also includes 2,903,470 shares owned by Gould Investors, as Mr. Fredric H. Gould is the sole owner of the managing general partner of Gould Investors. Excludes 7,512 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.
(4)	Includes 79,169 shares owned by Jeffrey A. Gould as custodian for his children (as to which shares he disclaims beneficial ownership), 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives of which he is a trustee (as to which he disclaims beneficial ownership), and 2,903,470 shares owned by Gould Investors. He is a director and senior vice president of the managing general partner of Gould Investors.

(5)	Includes 47,633 shares owned by Matthew J. Gould as custodian for his children (as to which shares he disclaims beneficial ownership), 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which he disclaims beneficial ownership), and 2,903,470 shares owned by Gould Investors. Matthew J. Gould is Chairman of the Board of the managing general partner of Gould Investors. Does not include 1,140 shares owned by his children, as which he disclaims beneficial ownership.
(6)	Includes 101,945 shares owned by limited liability companies in which Mr. Hurand is a member and 161,479 shares owned by a corporation in which Mr. Hurand is an officer and shareholder. Mr. Hurand shares voting and investment power with respect to the shares owned by the limited liability companies and the corporation. Mr. Hurand pledged 66,543 shares to a non-institutional lender to secure a loan.
(7)	Includes 312,634 shares owned by the pension and profit sharing trusts of BRT Realty Trust, REIT Management Corp. and Gould Investors as to which Mr. Kalish has shared voting and investment power. Does not include 4,870 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.
(8)	Includes 69,268 shares held in a margin account and which therefore may be deemed to be pledged. Does not include 1,221 shares owned by his spouse, as custodian for their children, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.
(9)	Includes 23,578 pledged shares and excludes 271 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(10)	Such person’s address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.
(11)	Based on information reported in Form 13F filed by such person with the SEC in November 2015. Such form discloses the reporting person’s address as 800 Boylston Street, Suite 1450, Boston, MA 02199.

ELECTION OF TRUSTEES
(Proposal 1)

The Board is divided into three classes, each of which is elected for a staggered term of three years. Our Third Amended and Restated Declaration of Trust provides for the number of Trustees to be between five and fifteen, the exact number to be determined by our Board. The Board has fixed the number of trustees at eleven. The Board may, following the meeting, increase or decrease the size of the Board and fill any resulting vacancy or vacancies.

At the annual meeting of shareholders, four Class II Trustees will be elected to our Board. Each nominee, Matthew J. Gould, Louis C. Grassi, Israel Rosenzweig and Jeffrey Rubin, has been recommended to our Board by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our Board to stand for election at the annual meeting, to hold office until our 2019 annual meeting and until his successor is elected and qualified. Class I Trustees will continue to serve as Trustees until our 2018 annual meeting and until their respective successors are duly elected and qualify and Class III Trustees will continue to serve as Trustees until our 2017 annual meeting and until their respective successors are duly elected and qualify. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

We expect each nominee to be able to serve if elected. However, if any nominee is unable to serve as a Trustee, the persons named in the proxy card may vote for any substitute nominee proposed by the Board.

The following table sets forth certain information regarding each nominee for election to the Board:

Nominees for Election as Class II Trustees Whose Term Will Expire in 2019

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 56 years
Trustee since 2001 and a Senior Vice President since 1993. Vice President of REIT Management Corp., former advisor to the Trust, since 1986; from 1999 through 2011, Director and Senior Vice President, from 1989 through 1999, President, from 2011 through 2013, Vice Chairman and from 2013, Chairman of the Board of Directors of One Liberty Properties; from 1996 through 2012, President, and from 2013, Chairman of the Board, of Georgetown Partners, Inc. He is the son of Fredric H. Gould and brother of Jeffrey A. Gould. His experience in real estate matters, including the acquisition and sale of real property, mortgage financing and real estate management, makes him a valuable member of our board in its deliberations.

Louis C. Grassi 60 years
Trustee since 2003; Managing partner of Grassi & Co. CPAs, P.C. since 1980; Director of Flushing Financial Corp. since 1998 and serves as chairman of its audit committee. Mr. Grassi has been involved for more than 27 years in accounting and auditing issues. His knowledge of financial and accounting matters and his experience as a director and member of the audit committee of a publicly traded financial institution provides him with the accounting and governance background and the skill needed as the chairman and financial expert of our audit committee.

Israel Rosenzweig 68 years
Chairman of the Board since 2013, Trustee and Vice Chairman of the Board from 2012 through 2013 and Senior Vice President from 1998 through 2012; Vice President of Georgetown Partners, Inc., since 1997; from 2000 to 2009, President of GP Partners, Inc., an affiliate of Gould Investors L.P., which provided advisory services in the real estate and financial services industries to an investment advisor; Senior Vice President of One Liberty Properties, Inc. since 1989. His experience as a lending officer at a major financial institution, his knowledge and experience in business, finance and accounting matters and his more than 30 years of experience in the real estate industry provides the Board with an experienced and knowledgeable chairman.

Jeffrey Rubin 47 years
Trustee since 2004; since 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; President and Chief Executive Officer of Premier Payments, a provider of credit card processing services for merchants throughout the United States, from 2012 until its sale in 2015; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from 1999 to 2008; Chief Executive Offer of Summit Processing Group LLC since 2008. Mr. Rubin’s experience as the President and a Director of a public company and his experience in business and financial matters are valuable to our company as the chairman of our compensation committee and in his activities as a Trustee.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MATTHEW J. GOULD, LOUIS C. GRASSI, ISRAEL ROSENZWEIG AND JEFFREY RUBIN AS CLASS II TRUSTEES. THE PERSONS NAMED IN THE PROXY CARD INTEND TO VOTE SUCH PROXY FOR THE ELECTION OF SUCH PERSONS AS TRUSTEES.

The following table sets forth certain information regarding trustees whose terms will continue after the date of the annual meeting:

Class III Trustees Whose Term Will Expire in 2017

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Kenneth F. Bernstein 54 years
Trustee since 2004; President and Chief Executive Officer of Acadia Realty Trust, a real estate investment trust focused primarily on the ownership, acquisition, redevelopment and management of retail properties, since 2001. Director of Golub Capital BDC, Inc. since 2010 and a member of its audit committee. His experience as president and chief executive officer of a New York Stock Exchange listed REIT for approximately 14 years, his leadership positions with various real estate industry associations and his background as a practicing attorney make him a valuable member of our board.

Fredric H. Gould 80 years
Trustee since 1983 and Chairman of our Board from 1984 through 2013; Chairman of the Board of Directors from 1989 to 2013, Vice Chairman of the Board since 2013, Chief Executive Officer from 2005 to 2007, and President from 2005 to 2006, of One Liberty Properties; Chairman of the Board of Georgetown Partners, Inc., managing general partner of Gould Investors, from 1997 to 2012 and director since 2013; President since 1986 of REIT Management Corp., former advisor to the Trust; Director of East Group Properties, Inc. since 1998. He is the father of Matthew J. Gould and Jeffrey A. Gould. Mr. Gould has been involved in the real estate industry for more than 50 years, as an investor, owner, manager, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our company’s business and history makes him an important member of our Board.

Gary Hurand 69 years
Trustee since 1990; President of Dawn Donut Systems, Inc. since 1971; President of Management Diversified, Inc., a real property management and development company, since 1987; Director of Citizens Republic Bancorp Inc. and predecessor from 1990 through 2013. He is the father-in-law of Elie Weiss. Mr. Hurand brings valuable business and leadership skills to the board in light of his extensive experience in commercial real estate and in business operations and as a former director and member of the audit committee of a publicly traded financial institution.

Elie Weiss 43 years
Trustee since 2007; engaged in real estate development since 1997; Executive Vice President of Robert Stark Enterprises, Inc., a company engaged in the development and management of retail, office and multi-family residential properties from 1997 to 2007; President of Real Estate for American Greetings since 2013. Mr. Weiss is a principal in two restaurant development and operating groups, Paladar Latin Kitchen and Rum Bar and Province with restaurants in Ohio, Maryland, Florida and Virginia. He is also actively engaged in managing his personal real estate investments. He is the son-in-law of Gary Hurand. His real estate and entrepreneurial experiences makes him a valuable member of our board.

Class I Trustees Whose Term Will Expire in 2018

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Alan H. Ginsburg 77 years
Trustee since 2006; Chief Executive Officer since 1987 of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. His more than 20 years’ experience as chief executive officer of a real estate developer/manager provides our board with a long-term perspective on the real estate industry.

Jeffrey A. Gould 50 years
Trustee since 1997, President and Chief Executive Officer since 2002 and President and Chief Operating Officer from 1996 to 2001; Senior Vice President and director since 1999 of One Liberty Properties; Senior Vice President of Georgetown Partners, Inc., since 1996. He is the son of Fredric H. Gould and the brother of Matthew J. Gould. Mr. Jeffrey A. Gould’s experience in a broad range of real estate activities, including real estate evaluation and management, real estate acquisitions and dispositions, mortgage lending and his 13 years as our President enables him to provide key insights on strategic, operational and financial matters related to our business.

Jonathan H. Simon 50 years
Trustee since 2006; President and Chief Executive Officer since 1994 of The Simon Baron Development Group (f/k/a The Simon Development Group), a private company which develops, owns and manages a diverse portfolio of residential, retail and commercial real estate, primarily in New York City. His background in the real estate industry and in particular, his experience in real estate development, affords him an understanding of the challenges faced in real estate development activities which is helpful in our development and acquisition activities.

BRT REALTY TRUST 2016 INCENTIVE PLAN
(PROPOSAL 2)

General

The Board has approved, subject to shareholder approval, the adoption of the BRT Realty Trust 2016 Incentive Plan.

The Board believes that granting equity based compensation is an important component of our compensation structure. The purpose of the Plan is to motivate, retain and attract employees, officers and Trustees of experience and ability and to further the financial success of our company by aligning the interests of participants in the Plan, through the ownership of common shares, with the interests of our shareholders.

An aggregate of 683,625 shares of restricted stock issued pursuant to all of our equity incentive plans are outstanding as of the close of business on January 14, 2016. Since all these restricted shares have a five year cliff-vesting requirement, the outstanding restricted shares vest in approximately equal annual amounts through 2021. There are 44,025 shares available to be awarded pursuant to our 2012 Incentive Plan (the “2012 Plan”) and we propose the adoption of the Plan pursuant to which up to 600,000 shares may be awarded. If shareholders adopt the Plan, no further awards will be made under the 2012 Plan. As of the close of business on January 14, 2016, there were 14,242,106 shares outstanding. Generally, the awards granted each year have represented less than 1% of our outstanding shares at the time of grant.

It is anticipated that awards will be granted under the Plan to: 11 full-time and part-time executive officers; seven non-management Trustees; and approximately 31 full-time and part-time non-executive officers and employees.

The following summary of major features of the Plan is qualified in its entirety by reference to the actual text of the Plan, set forth as Annex A.

Shares Subject to the Plan

The total number of shares available for grant under the Plan will not exceed 600,000 shares. The Plan authorizes the discretionary grant of (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code” (ii) non-qualified stock options, (iii) restricted stock, (iv) restricted stock units and (v) performance-based awards. The shares available for issuance under the Plan will be authorized but unissued common shares. Shares related to awards that are forfeited, cancelled, terminated or expire unexercised will be available for grant under the Plan. Neither shares tendered by a participant to pay the exercise price of an award, nor any shares withheld by us for taxes, will be available for future grants under the Plan. In the event of a stock dividend or stock split affecting our shares, the number of shares issuable and issued under the Plan and the number of shares covered by and the exercise price and other terms of outstanding awards will be adjusted to reflect such event to prevent dilution or diminution of awards.

Administration of the Plan

The Plan will be administered by our compensation committee which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16(b) under the Exchange Act, and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee has authority to administer and construe the Plan in accordance with its provisions. The compensation committee’s authority also includes the power to (a) determine persons eligible for awards, (b) prescribe the terms and conditions of awards granted under the Plan, (c) adopt rules for the administration, interpretation and application of the Plan which are consistent with the Plan and (d) establish, interpret, amend or revoke any such rules. A non-management Trustee may not be granted awards with respect to more than 10,000 shares in any calendar year.

Options

Stock options entitle the holder to purchase a specified number of shares at a specified exercise price subject to the terms and conditions of the option grant. The purchase price per share for each incentive stock option is determined by the compensation committee, but must be at least 100% of the fair market value per share on the date of grant. The aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year cannot exceed $100,000. To the extent that the fair market value of shares with respect to which incentive stock options become exercisable for the first time during any calendar year exceeds $100,000, the portion in excess of $100,000 will be treated as a non-qualified option. Options granted under the Plan may be exercisable for a term up to ten years. If a participant owns more than 10% of the total voting power of all classes of our shares at the time the participant is granted an incentive stock option, the option price per share cannot be less than 110% of the fair market value per share on the date of grant and the term of the option cannot exceed five years.

Non-qualified options may not be granted at an exercise price per share that is less than 100% of the fair market value per share on the date of the grant. Except to the extent such awards qualify as performance based awards as described below, the maximum aggregate number of shares underlying options that may be granted in one calendar year to an individual participant is 50,000.

The closing price for our shares on the New York Stock Exchange on January 15, 2016 was $5.95 per share.

Restricted Stock and Restricted Stock Units

Restricted stock are shares that may not be sold, transferred, gifted, bequeathed, pledged, assigned or otherwise disposed of until the end of a specified restriction period. Restricted stock units or RSUs represent the right, upon satisfaction of specified conditions, to receive shares and are subject to the same restrictions on transferability applicable to restricted stock. RSU’s and shares of restricted stock will be issued at the beginning of the restriction period and the compensation committee shall set restrictions and other conditions applicable to the vesting of such award, including restrictions based on the achievement of specific performance goals, time based restrictions or any other basis determined by the compensation committee.

Recipients of restricted stock have the right to vote such shares and to receive and retain cash dividends and other distributions, if any, paid thereon, even if such restricted stock are forfeited in the future. Recipients of RSUs are not entitled to vote or receive dividends with respect to the underlying shares until such shares have been issued. Recipients of such awards will not be entitled to delivery of the stock certificate representing the shares until all the restrictions have been fulfilled.

Generally, any restricted stock or RSUs that does not vest on the vesting date, or on a date prior to the vesting date if it is determined that it cannot vest (for example due to the termination of employment prior to achievement of a time based restriction), will be forfeited to us and the recipient will not thereafter have any rights (including rights to dividends and distributions) with respect to these securities.

Except to the extent such awards qualify as performance based awards as described below, no more than 100,000 shares of each of restricted stock and RSUs will be awarded to any participant in any calendar year. We will not repurchase outstanding restricted stock or RSUs in exchange for cash. Except as otherwise provided in an award agreement, in the event of the death, disability or retirement (as defined in the Plan) the restriction period shall not automatically terminate. The compensation committee may grant restricted stock or RSUs and set restrictions based upon performance goals so that such grant would qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Performance Based Awards

In view of our relatively small market capitalization in comparison to our peers, and our small number of executive officers, it has been our judgment that fair and equitable compensation of our executive officers and the alignment of the interests of our executive officers with the interests of our shareholders could be accomplished by our compensation committee, with input from our chairman and senior management, analyzing our performance and the performance of each executive officer, and by awarding restricted stock to our executive officers in reasonable amounts. In view of the pay for performance emphasis of many of our peers and institutional investors, the Plan authorizes the compensation committee to grant performance based awards. Performance based awards will be made by the issuance of restricted stock units or other awards, or a combination thereof, contingent upon the attainment of one or more performance goals (described below) that our compensation committee establishes. The minimum period with respect to which performance goals are measured is one year, but the compensation committee generally intends to establish a multi-year performance cycle. The maximum number of shares with respect to which a participant may be granted performance based awards in any calendar year is 100,000 shares.

The terms and conditions of a performance based award will provide for the vesting of the award to be contingent upon the achievement of one or more specified performance goals that the compensation committee establishes. For this purpose, “performance goals” means for a performance cycle, the specific goals that the compensation committee establishes that may be based on one or more of the following performance criteria:

•	pre-tax income,
•	after-tax income,
•	net income (meaning net income as reflected in our financial reports for the applicable period),
•	operating income (including net operating income),
•	any one or more of cash flow, cash flow from operations, and free cash flow,
•	return on any one or more of equity, invested capital and assets,
•	funds available for distribution,
•	occupancy rate at any one or more of our properties,
•	total shareholder return,
•	funds from operations (“FFO”), as computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc.,
•	adjusted FFO (i.e., adjusting FFO to give effect to any one or more of the following: property acquisition costs, straight-line rent, amortization of lease tangibles, lease termination fee income, amortization of restricted stock or other non-cash compensation expense, amortization and/or write-off of deferred financing costs and debt prepayment costs),
•	stock appreciation (meaning an increase in the price or value of the shares after the date of grant of an award and during the applicable period),
•	revenues,
•	assets,
•	earnings before any one or more of the following items: interest, taxes, impairment charges, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period,
•	reduction in expense levels,
•	operating cost management and employee productivity,
•	strategic business criteria consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisition or divestitures; and
•	achievement of business or operational goals such as market share and/or business development.

The performance goals need not be the same with respect to all participants and may be established for the Trust in the aggregate or on a per share basis (whether diluted or undiluted), may be based on an absolute or relative basis, may be based on our performance compared to the performance of businesses or indices specified by the compensation committee, may be compared to any prior period, may be based on a company-wide basis or in respect of any one or more business units, may be adjusted for non-controlling interests, and any one or more of the foregoing.

Amendment and Termination of the Plan

No awards may be made under the Plan on or after the tenth anniversary of the Plan’s effective date. Our Board may amend, suspend or terminate the Plan at any time for any reason provided that no amendment, suspension or termination may impair rights or obligations under any outstanding award without the participant's consent or violate the Plan's prohibition on repricing (i.e., the replacing or regranting of an option in connection with the cancellation of the option or by amending an award agreement to lower the exercise price of an option or the cancellation of any award in exchange for cash). The shareholders must approve any amendment: (i) if such approval is required under applicable law or stock exchange requirements; or (ii) that changes the no-repricing provisions of the Plan.

Change in Control

Any awards granted under the Plan that are outstanding and not then exercisable or subject to restrictions at the time of a change in control (as defined in the Plan) shall become immediately exercisable and all restrictions shall be removed effective as of such change in control. The Plan defines a change in control as follows:

(a) the acquisition in one or more transactions by any person (as defined in Section 13(d) of the Exchange Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the outstanding shares or the combined voting power of the then outstanding securities entitled to vote in the election of directors (provided that this provision is not applicable to acquisitions made individually, or as a group, by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould and their respective spouses, lineal descendants and affiliates);

(b) individuals who, at the date of the award, constitute our Board cease for any reason to constitute at least a majority of the board, provided an individual becoming a trustee subsequent to the date of an award whose election or nomination for election was approved by a vote of at least a majority of the trustees then comprising the board shall be considered as though such individuals were a member of the board, but excluding any individual whose initial assumption of office occurs as a result either of an actual or threatened election contest or other actual or threatened solicitation of proxies or consent by and behalf of a person other than the board;

(c) the closing of a sale or other conveyance of all or substantially all of our assets;

(d) the effective time of any merger or other business combination involving us if immediately after such transactions persons who hold a majority of outstanding voting securities entitled to vote are not persons who immediately prior to such transaction held our voting stock.

Federal Income Tax Consequences

The federal tax rules applicable to awards under the Plan under the Code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options governed by Section 83 of the Code. Generally, federal income tax is not due from a participant upon the grant of a stock option, and a deduction is not taken by us. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common shares on the exercise date and the stock option grant price. We are entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Generally, taxes are not due when a restricted stock (unless the participant makes election under Section 83(b) of the Code) or RSU award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., it becomes vested or transferable), in the case of restricted stock, or when shares are issuable in connection with vesting, in the case of an RSU. Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

Section 409A of the Code affects taxation of awards to employees but does not affect our ability to deduct deferred compensation. Section 409A applies to RSUs, performance units, and performance shares. Such grants are taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur. If grants under such plans do not allow employees to elect further deferral on vesting or on distribution, under the regulations, a negative impact should not attach to the grants.

Section 409A of the Code does not apply to incentive stock options, non-qualified stock options (that are not discounted), and restricted stock, provided that there is no deferral of income beyond the vesting date.

As described above, awards granted under the Plan may qualify as performance-based compensation under Section 162(m) of the Code. To qualify, stock options and other awards must be granted under the Plan by a committee consisting solely of two or more outside directors (as defined under applicable regulations) and satisfy the Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than stock options to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Plan, as established and certified by a committee consisting solely of two or more outside directors.

New Plan Benefits Table

We have not determined the type, amount or recipients of awards under the 2016 plan. Accordingly, we provide the following table which reflects the awards granted in 2015 pursuant to the 2012 Incentive Plan to the persons and groups indicated as if such grants were made pursuant to the 2016 Incentive Plan. All of such awards were in the form of restricted stock that vest on a “cliff-vesting” basis five years after grant.

Name and Position	Number of Shares(1)	Dollar Value ($)(2)
Jeffrey A. Gould	14,625	103,691
President and Chief Executive Officer
George Zweier	6,500	46,085
Vice President and Chief Financial Officer
Mitchell Gould	12,000	85,080
Executive Vice President
David W. Kalish	8,000	56,720
Senior Vice President
Mark H. Lundy	14,625	103,691
Senior Vice President
Executive group (12 persons)	97,100	688,439
Non-executive director group (7 persons)	22,750	161,298
Non-executive officer and employee group (31 persons)	23,100	163,799
(1)	Represents shares of restricted stock that generally vest five years after the date of grant.
(2)	The value for 2015 was computed based upon $7.09 per share, the closing price for a common share on the New York Stock Exchange on January 9, 2015.

THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE BRT REALTY TRUST 2016 INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

General

The audit committee and the Board are seeking ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending September 30, 2016. Representatives of BDO, our auditors for 2015, are expected to be present at the annual meeting and will have the opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions.

We are not required to have our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is good corporate governance practice. If our shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain BDO, but may, after reconsidering, still decide to retain such firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interests.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2016.

Audit and Other Fees

The following table presents, except as otherwise indicated, BDO’s fees (including expenses) for the services indicated for 2015 and 2014:

	2015	2014
Audit fees(1)	$427,105	$556,820
Audit-related fees	—	—
Tax fees	3,353	—
All other fees	—	—
Total fees	$430,458	$556,820
(1)	Includes fees for the audit of our annual consolidated financial statements, the annual audit of internal controls over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and in 2014, the audits of the statements of revenue and certain expenses performed in connection with multi-family property acquisitions in accordance with Rule 3-14 of Regulation S-X.

Approval Policy for Audit and Non-Audit Services

The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.

Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the audit committee.

For 2015, the audit committee pre-approved all of the audit, tax and non-audit services rendered by our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The role of the audit committee is to, among other things, select and engage our independent registered public accounting firm and to oversee and monitor our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is management’s responsibility to prepare financial statements in accordance with generally accepted accounting principles and for the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

In performing its duties, the audit committee:

•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•	discussed with the independent registered public accounting firm the overall scope and plan for its activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;
•	obtained representations from management to the effect that the year-end consolidated financial statements were prepared in accordance with generally accepted accounting principles;
•	was advised by the independent registered public accounting firm that it would render an unqualified opinion with respect to the year-end consolidated financial statements;
•	reviewed and discussed the year end consolidated financial statements with management and the independent registered public accounting firm;
•	discussed and evaluated our internal control procedures with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;
•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;
•	reviewed the unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and reviewed the related quarterly earnings press releases prior to issuance of same;
•	discussed with the independent registered public accounting firm matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committee;
•	discussed with the independent registered public accounting firm such firm’s independence from the Trust and management, and received the written disclosures and the letter from such firm required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence); and
•	reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended that the Trust’s audited consolidated financial statements for the year ended September 30, 2015 be included in the Trust’s Annual Report on Form 10-K for the year ended September 30, 2015 for filing with the Securities and Exchange Commission.

Louis C. Grassi (Chairman)
Gary Hurand
Elie Weiss

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Highlights

The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

•	effective January 1, 2016, we internalized the management of the Trust and estimate that we will realize net savings of approximately $1 million over the next twelve months;
•	all of our named executive officers (as defined herein) are employees at will—none of these officers have employment agreements with us;
•	there are no severance or similar arrangements for our named executive officers, other than the accelerated vesting of restricted share awards upon the occurrence of specified events as described herein and the amounts which have vested under qualified defined contribution plans.
•	there are no excise tax gross ups or similar arrangements for our executive officers;
•	the restricted shares awarded to our full-time named executive officers generally vest five years after the grant date—the shares do not vest incrementally on a quarterly or annual basis; and
•	the compensation we pay our named executive officers is generally related (though not formulaically tied to) to our financial performance and to a subjective evaluation of the individual performance of such officer.

General

This compensation discussion and analysis describes our compensation objectives and policies as applied to our chief executive officer, chief financial officer and our three other most highly compensated officers (collectively, the “named executive officers”) in 2015. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis. We also describe compensation actions taken historically to the extent it enhances an understanding of our executive compensation disclosure. Generally, our compensation committee oversees our compensation program, recommends the compensation of executive officers employed by us on a full- time basis to our Board for its approval, and our audit committee reviews the appropriateness of the allocation to us under a shared services agreement of the compensation of executive officers who perform services for us on a part-time basis. Another element of our compensation program was the fee paid by us to our advisor, REIT Management Corp., pursuant to the advisory agreement, and the related payment by our advisor of compensation to certain of our executive officers. Effective as of December 31, 2015, the advisory agreement was terminated and other than with respect to accrued but unpaid amounts, we will not be making any further payments to the advisor.

Historically, we have used the following compensation structure with respect to the compensation paid by us to our executive officers:

•	executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. The named executive officers who fit into this category are Jeffrey A. Gould, our President and Chief Executive Officer, Mitchell Gould, our Executive Vice President and George Zweier, our Vice President and Chief Financial Officer. These named executive officers are involved on a full-time basis in our multi-family property activities, management of our other real estate assets (including the Newark Joint Venture), or financial reporting;
•	executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites) is allocated to us under a shared services agreement based upon the estimated time each devotes to our business activities compared to the estimated time devoted to the other entities which are parties to the shared services agreement. These executive officers perform services to us related primarily to legal, accounting and tax matters, corporate governance, Securities and Exchange Commission and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving multi-family property acquisitions, dispositions and financings, property management, and capital raising. David W. Kalish, Senior Vice President, Finance and Mark H. Lundy, Senior Vice President, and General Counsel, respectively, are the only named executive officers who fit into this category; and

•	executive officers who devote their time to us on a part-time basis, who received compensation from our former advisor, but do not receive basic annual compensation from us and whose basic annual compensation is not allocated to us under the shared services agreement. We paid fees to our former advisor for the services it performed for us pursuant to the advisory agreement. None of our named executive officers fit into this category in 2015. Jeffrey A. Gould, David W. Kalish and Mark H. Lundy, named executive officers, receive compensation from our former advisor. Of the named executive officers who receive compensation from the former advisor, Jeffrey A. Gould is the only one who receives direct compensation from us. The basic annual compensation of David W. Kalish and Mark H. Lundy, both of whom received compensation from our former advisor, is allocated to us under the shared services agreement. The services the former advisor performed for us included, among other services, participating in our multi-family property acquisition analysis (which includes executives of our advisor serving on our investment committee), developing and maintaining banking and financing relationships, providing investment advice, long-term planning and consulting with our executives and employees in other aspects of our business, as required.

Say-on-Pay

In reviewing our compensation philosophy and practices and in approving compensation for 2015, the compensation committee was aware of the results of our March 2014 “say-on-pay” vote in which approximately 99% of the shares that voted on such proposal voted to approve our executive compensation practices. The compensation committee viewed such results as generally supportive of our compensation philosophy, practices and determinations. We anticipate that the next say-on-pay votes (including the frequency with which such votes will be held) will take place in March 2017.

Independent Compensation Consultant

In October 2015, the compensation committee retained FPL Associates L.P., its independent compensation consultant with expertise in the REIT industry, to perform a market analysis comparing our compensation programs to the compensation programs offered by our peers. The results of such study will be evaluated and taken into consideration in setting up our future compensation programs.

Objectives of our Executive Compensation Program

A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to them is fair and competitive. The compensation committee believes that relying on this principle permits us to retain and motivate these officers.

With respect to senior executive officers whose compensation is allocated to us under the shared services agreement (i.e., part-time officers) it is our objective that each of these officers receives compensation which, as allocated to us, is reasonable for the services they perform on our behalf, and that those executives provide us with sufficient time and attention to meet our needs and to perform their duties on our behalf. The compensation committee believes that:

•	our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively; and
•	that utilizing part-time executive officers pursuant to the shared services agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate acquisitions and dispositions, real estate management, finance, banking, legal (including SEC reporting), accounting and tax matters that an organization our size could not otherwise afford.

Compensation Setting Process

Full-Time Officers

Since we have only eight full-time employees, we determine compensation for our full-time employees, including our executive officers, on a case- by-case basis and our compensation decisions are subjective. We have not to date used specific performance targets though it is anticipated that performance goals will be established in connection with the grant in the future of performance based awards to our senior executives.

For our full-time executive officers, the recommendations of the Chief Executive Officer play a significant role in the compensation setting process, since he is aware of each executive officer’s duties and responsibilities and is most qualified to assess the level of each officer’s performance in carrying out his duties and responsibilities. The Chief Executive Officer, prior to making recommendations to the compensation committee concerning each executive officer’s compensation, consults with other senior executive officers. During this process, the compensation committee considers our overall performance for the preceding year including, without limitation, the progress of our business in general, our multi-family property acquisition and disposition activities, developments at the Teachers Village project and the Newark Joint Venture, our revenues, results of operations, funds from operations, adjusted funds from operations and the management of our real estate portfolio. Since executive officers have different responsibilities, no performance criteria is given more weight than any other. In considering base compensation, the Chief Executive Officer, Chairman of the Board and other senior executive officers assess an individual’s performance, which assessment is highly subjective. After this process, the Chief Executive Officer proposes to the compensation committee with respect to each full-time executive officer, a base salary for the next year, a cash bonus applicable to the preceding year (which is paid in the following calendar year), and the number of shares of restricted stock to be awarded to each individual executive officer. The compensation committee reviews these recommendations and has discretion to accept, reject or modify the recommendations. The final decision by the compensation committee on compensation matters related to executive officers is reported to the Board, which, except as may be otherwise appropriate under applicable law, can approve or modify the action of the committee.

With respect to our Chief Executive Officer, after the compensation committee has considered our overall performance for the preceding year, the chairman of the committee meets with the Chief Executive Officer to discuss and review his total compensation, including the compensation he receives from our advisor and from the other parties to the shared services agreement. The compensation committee then determines annual base compensation, and bonus, if any, for the Chief Executive Officer and reports its determinations to the Board. The number of shares of restricted stock to be awarded to the Chief Executive Officer is considered and determined by the committee annually, at the same time the committee considers and approves all restricted stock awards to be made for that year.

Part-Time Officers

Fredric H. Gould, the former chairman of our Board, is a principal executive and/or sole owner of each entity which participates with us in the shared services agreement. In such capacity, he, in consultation with our Chief Executive Officer and others, determines the annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement. The annual base compensation, bonus, if any, pension contribution, and perquisites of certain of our part-time executive officers is allocated to us and other parties to the shared services agreement, pursuant to such agreement. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations have been made in accordance with the terms of the shared services agreement.

The compensation committee was apprised of the compensation paid to our former advisor. Since the compensation paid the former advisor was pursuant to an agreement approved by our Board, the compensation committee did not specifically approve such compensation in 2015. In addition, our compensation committee was apprised of the compensation paid by our former advisor and other affiliates to each of our full-time and part-time executive officers with respect to services rendered directly or indirectly on our behalf.

Components of Executive Compensation

The principal elements of our compensation program for executive officers in 2015 were:

•	base salaries;
•	annual cash bonuses, which are available only to full-time executive officers and are provided in the form of a cash payment (and to the extent part-time executive officers are awarded cash bonuses, our share of such bonuses are allocated to us pursuant to the shared services agreement (see “Certain Relationships and Related Transactions – Related Party Transactions”);
•	long-term equity based compensation in the form of restricted stock; and
•	special benefits and perquisites.

In determining 2015 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.

Base Salary

Full-Time Executive Officers

Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are generally targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours, taking into consideration the region in which our executive officers are located. Any increase in base salary is determined on a case by case basis, is not based upon a structured formula and is based upon, among other considerations, (i) such executive’s current base salary, (ii) the recommendation of the Chief Executive Officer and other senior executive officers, (iii) our performance in the preceding year (e.g., acquisition, disposition and financing activities, revenues, net income, funds from operations, adjusted funds from operations, share price performance and any one or more of the foregoing), (iv) the individual’s performance, (v) years of service, (vi) job responsibilities; and (vii) subjective factors.

Part-Time Executive Officers

In setting the annual base salary for these officers, Fredric H. Gould, our former chairman of the board considers primarily the executive’s responsibilities to all parties to the shared services agreement, the executive’s performance, years of service, current annual base salary and the performance of the companies which participate in the shared services agreement. The annual base salary is allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted to each of the entities.

Bonus

We provide the opportunity for our full-time executive officers and other full and part-time employees to earn an annual cash bonus. We provide this opportunity both to reward our officers and employees for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote substantially all of their business time to our affairs) are determined on a case-by-case basis and are determined subjectively. In determining annual cash bonuses, consideration is given to both an executive’s performance and to our overall performance in the applicable year. Once our compensation committee has approved the annual bonus to be paid to each executive officer, the compensation committee presents its recommendations to the Board for their approval. Based on our present structure and our small number of full-time executive officers, our compensation committee has not established formulas or performance goals to determine cash bonuses for our executive officers.

Long-Term Equity Awards

We provide the opportunity for our executive officers to receive long-term equity incentive awards. Our long-term equity incentive compensation program is designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our executive officers with our shareholders’ and retain our executive officers. The compensation committee reviews annually management’s recommendations for long-term equity awards for all our officers, Trustees and employees and makes recommendations to our Board for the grant of equity awards. In determining the long- term equity compensation component, the compensation committee considers the factors it considers relevant, including our performance and individual performance. Existing ownership levels are not a factor in award determinations.

We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options or restricted stock. For approximately the past ten years, we have awarded only restricted stock. The compensation committee believes restricted stock awards are more effective in achieving our compensation objectives, as restricted stock has a greater retention value. In addition, because fewer shares are normally awarded, it is potentially less dilutive. Executive officers realize value upon the vesting of the restricted stock, with the value potentially increasing if our stock performance increases.

All the outstanding restricted stock awards provide for five-year “cliff” vesting. The compensation committee believes that restricted stock awards with five-year “cliff” vesting provide a strong retention incentive for executives, and aligns the interests of our executive officers with our shareholders. We view our capital stock as a valuable asset that should be awarded judiciously. For that reason, it has been our policy that the aggregate restricted stock awards granted each year to our executive officers, employees, Trustees and consultants should not exceed approximately 1% of our issued and outstanding common shares.

We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information. Generally, equity awards are granted in January of each year. In January 2016, we awarded 141,050 shares of restricted stock (including an aggregate of 24,500 shares awarded to non-management Trustees and an aggregate of 51,960 shares to our named executive officers). The aggregate restricted stock authorized for awards by us on such date represents approximately 1.0% of our issued and outstanding shares.

Our compensation committee anticipates retaining FPL Associates to assist it in implementing a new performance-based long-term incentive program. It is currently contemplated that to further align the long-term interests of shareholders and management, such program will contain a multi-year performance period that may include one or more of the following performance measures: funds from operations, adjusted funds from operations, total shareholder return, the achievement of objectives relating to our multi-family property activities or any one or more of the other criteria identified under “BRT Realty Trust 2016 Incentive Plan (Proposal 2) – Performance Based Awards.”

Executive Benefits and Perquisites

We provide our executive officers and our employees with a competitive benefits and perquisites program. For 2015, the executive benefits and perquisites we provided to executive officers generally accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. In addition to the benefits and perquisites provided to all our full-time employees, we provided to certain of our full-time executive officers an automobile allowance (including payments for automobile maintenance and repairs), the payment of college tuition expense and the payment of premiums for additional disability insurance and/or long-term care insurance. The cost of the executive benefits and perquisites provided to our part-time executive officers, which benefits are similar to those provided to our full-time executive officers, was allocated among us and other entities pursuant to the shared services agreement.

Employment and Severance Agreements; Post-Employment Benefits; Change of Control

None of our named executive officers has employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our Board.

We do not provide for any post-employment benefits to our named executive officers other than their right to the vested portion of the defined contribution plan in which they participate and accelerated vesting of our restricted stock awards.

Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment), retirement (having reached the age of 65 and worked for us for at least ten consecutive years) or a change of control (as described below), such person’s shares of restricted stock vest fully. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 20% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our Board, other than changes approved by incumbent trustees.

Chairman of the Board’s Compensation

We pay our Chairman of the Board an annual fee of $200,000, payable in quarterly installments. Our Chairman does not receive any additional direct compensation from us, other than any long-term equity awards granted to him by our Board based upon our compensation committee’s recommendation. Our Chairman may also receive compensation from Majestic and its affiliates. For additional information regarding payments to our Chairman, see “Certain Relationships and Related Transactions.”

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limitation on the deductibility of certain compensation in excess of $1 million earned by each of the chief executive officer and the four other most highly compensated officers of publicly held companies. For 2015, we believe that compensation paid to our full-time executives is deductible by us. The compensation committee generally intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable but has not adopted a formal policy that requires all such compensation to be fully deductible.

Analysis

Base Salary and Bonus

Full-Time Executive Officers

In accordance with the compensation setting process described above, base salary and cash bonuses for 2015 were approved as follows for the named executive officers compensated directly by us:

	2015 Base Salary ($)	2014 Base Salary ($)		2015 Bonus ($)(1)	2014 Bonus ($)(2)	Percentage Increase of Salary and Bonus Combined (%)
Jeffrey A. Gould	$547,808	520,472		65,000	50,000	7.4
President and Chief Executive Officer
Mitchell Gould	355,294	355,366	(3)	52,500	50,000	6.0
Executive Vice President
George Zweier	253,956	241,864		31,000	28,000	5.6
Vice President and Chief Financial Officer
(1)	Represents the bonus applicable to 2015 which was paid in January 2016.
(2)	Represents the bonus applicable to 2014 which was paid in January 2015.
(3)	Includes commissions earned on loan originations of $13,810 in 2014.

In setting Jeffrey A. Gould’s base salary for 2015, the compensation committee took into account that his base salary for 2015 represented a 5.3% increase from his 2014 base salary and his efforts with respect to our multi-family property activities (particularly, our acquisition of 13 properties with an aggregate of 4,184 units for an aggregate purchase price of $205.2 million) and the activities of the Newark Joint Venture (in particular its construction of two buildings at the Teachers Village site and the successful $30.2 million debt and New Markets Tax Credit financing transaction completed in September 2014). In determining his 2015 bonus, the compensation committee considered the improvements in FFO and AFFO from 2014 to 2015 and the savings to be realized by us from the termination of the advisory agreement.

In determining Mitchell Gould’s compensation, the committee took into account that, inasmuch as we had terminated our real estate lending activities in 2014, he would no longer be earning commissions from loan originations. Mitchell Gould 2015 base salary was equivalent to his 2014 base salary − his 2014 base salary included commissions of $13,810 from loan originations. Mitchell Gould’s 2015 bonus was based on the improvement in FFO and AFFO in 2015 from 2014, and his efforts with respect to our multi-family properties and the Newark Joint Venture.

The 5% increase in Mr. Zweier’s 2015 base salary is due primarily to his individual performance in 2014. George Zweier’s 2015 bonus was based on our improved FFO and AFFO, his individual performance and, in particular, the performance of his responsibilities with respect to financial and accounting matters relating to our multi-family property transactions and the Newark Joint Venture.

The base salary and bonus of Jeffrey A. Gould, our president and chief executive officer, in 2015 was equal to 1.5x Mitchell Gould’s base salary and bonus and 2.2x George Zweier’s base salary and bonus. We have not adopted a policy with regard to the relationship of compensation among named executive officers or other employees. The compensation committee was aware of the differential in compensation among these executive officers and concluded that the differential was appropriate because, among other things, both Mitchell Gould and George Zweier have responsibilities primarily related to a specific activity, whereas Jeffrey A. Gould’s responsibilities cover all our business activities including, among other things, property acquisitions, dispositions and financings, capital raising, investor relations, negotiating joint venture agreements and oversight of the Newark Joint Venture.

Part-Time Named Executive Officers

Mark H. Lundy, a Senior Vice President, is responsible for overseeing legal matters relating to multi-family property acquisitions, dispositions and financings, general corporate agreements, joint venture arrangements (and in particular, our Newark Joint Venture), litigation, and bankruptcy claims. In addition, he reviews, as necessary, our filings under the Exchange Act and our other public disclosures.

David W. Kalish, Senior Vice President, Finance, has overall responsibility for implementation and enforcement of our internal controls, performs oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, is involved in banking relationships, chairs our disclosure controls and procedures committee and participates in the preparation and review of our disclosures under the Exchange Act, and press releases.

The compensation committee determined that based on the value of such person’s services on our behalf, the compensation of Messrs. Lundy and Kalish, which is allocated to us, was reasonable.

Long-Term Equity Awards

We believe that our long-term equity compensation program, using restricted stock awards with five-year cliff vesting provides motivation for our executives and employees and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock. Our policy remains to limit dilution and compensation costs. In January 2016 and 2015 we issued 141,050 and 142,950 restricted share awards, respectively, representing approximately 1.0% and 1.1% of our outstanding shares, respectively. In the past five years, we have awarded an average of 139,855 shares each year, representing an average of 0.99% per annum of our outstanding shares.

Advisor Fees

We and our former advisor, REIT Management Corp., were parties to an amended and restated advisory agreement, as amended, pursuant to which the advisor performed the services described under “Executive Compensation—Compensation Discussion and Analysis—General” and for which we paid the advisor $2.4 million in 2015. Our advisor in turn compensated certain of our executive officers. Fredric H. Gould, the former chairman of our board, is the sole shareholder of our advisor. Effective December 31, 2015, the advisory agreement was terminated. See “Certain Relationships and Related Transactions.”

Since the fee paid by us to the advisor under the advisory agreement is based on an agreement which was approved by our Board, the compensation committee did not specifically approve the fee but it was apprised of the determinations made by Fredric H. Gould as to the compensation paid by the advisor to our senior executive officers.

Three of our named executive officers (Jeffrey A. Gould, David W. Kalish and Mark H. Lundy) received compensation from the advisor. The compensation committee is advised of such payments. The compensation committee determined that all persons who in 2015 received compensation from us and also from our advisor, satisfactorily performed their duties on our behalf in such year.

Share Ownership Policy

In view of the fact that our executive officers and trustees beneficially own in the aggregate approximately 5.96 million shares, or 42% of our outstanding shares, we do not have, nor do we believe there is a need to adopt, a policy regarding ownership of our shares by executive officers and Trustees since their ownership interest aligns their interest with the interests of our shareholders.

Perquisites

The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are appropriate.

Post-Employment Benefits Program

The following table sets forth the value (based on the closing price of our stock on September 30, 2015 of $7.09 per share) and the number of shares subject to restricted stock awards held by our named executive officers that would vest upon death, disability or a change in control as of September 30, 2015:

Name	Number of Shares of Unvested Restricted Stock Held as of September 30, 2015	Value of Outstanding Shares of Unvested Restricted Stock at September 30, 2015 ($)
Jeffrey A. Gould	61,850	438,517
George Zweier	27,700	196,393
Mitchell Gould	51,750	366,908
David W. Kalish	47,000	333,230
Mark H. Lundy	61,850	438,517

Summary Compensation Table

The following summary compensation table discloses the compensation paid and accrued for services rendered in all capacities to us during the years indicated for our named executive officers:

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(1)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)		Total ($)
Jeffrey A. Gould	2015	547,808	65,000	103,691	670,016	(6)	1,386,515
President and Chief Executive Officer	2014	520,472	50,000	104,130	608,403		1,238,005
	2013	488,677	40,000	86,468	459,135		1,074,280
George Zweier	2015	253,956	31,000	46,085	45,518	(7)	376,559
Vice President and Chief Financial	2014	241,864	28,000	46,280	44,769		360,913
Officer	2013	228,849	28,000	37,800	43,345		337,994
Mitchell Gould	2015	355,295	52,500	85,080	48,611	(8)	541,486
Executive Vice President	2014	355,366	50,000	76,540	45,466		527,372
	2013	390,893	42,000	63,788	49,079		545,760
David W. Kalish	2015	175,695	—	56,720	324,406	(9)	556,821
Senior Vice President, Finance	2014	155,968	—	68,174	260,725		484,867
	2013	170,657	—	66,465	229,969		466,691
Mark H. Lundy	2015	36,790	—	103,691	435,750	(10)	576,231
Senior Vice President	2014	56,912	—	104,130	341,450		502,492
	2013	122,507	—	86,468	300,866		509,841
(1)	The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould is paid directly by us. The salary of Mitchell Gould includes commissions of $13,810 and $65,970 in 2014 and 2013, respectively, based on loan originations. We discontinued our loan origination activities in 2014. Messrs. Kalish and Lundy do not receive salary or bonus directly from us. They receive an annual salary and bonus from Gould Investors L.P. and related companies and a portion of their respective salaries and bonuses, if any, are allocated to us pursuant to the shared services agreement. The amount of the salaries and bonuses of Messrs. Kalish and Lundy that are allocated to us are set forth in the above Summary Compensation Table. See “Certain Relationships and Related Transactions” for a discussion of additional compensation paid to Jeffrey A. Gould, David W. Kalish and Mark H. Lundy by entities owned by Fredric H. Gould, a trustee and the former Chairman of our Board.

(2)	The annual base salaries in calendar 2016 for each of Jeffrey A. Gould, George Zweier and Mitchell Gould are $750,000, $268,650, and $371,500, respectively.
(3)	The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2015, 2014 and 2013 reflects our performance and the performance of our named executive officers for such years and was paid in 2016, 2015 and 2014, respectively.
(4)	Represents the aggregate grant date fair value computed in accordance with FASB ASC 718. Excludes the following restricted share awards granted in January 2016: 13,230 shares to each of Messrs. J. Gould and Lundy, 7,000 shares to Mr. Kalish, 6,500 shares to Mr. Zweier and 12,000 shares to Mr. Mitchell Gould.
(5)	We maintain a tax qualified defined contribution plan for all of our full-time officers and full and part-time employees, and entities which are parties with us to a shared services agreement (including Gould Investors) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to their respective plans for their respective employees, which amounts are allocated to the parties to the shared service agreement in accordance with its terms) equal to 15% of such person’s annual earnings, not to exceed $39,750 for any person in calendar 2015. The estimated amount payable as of September 30, 2015 to Messrs. J. Gould, Zweier and M. Gould pursuant to this plan upon termination of their employment was $1,837,557, $645,140 and $781,934, respectively. The method of payment upon termination of employment is determined solely by the participant who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account.
(6)	Includes $516,380 paid to him by REIT Management, our contribution of $39,563 paid for his benefit to our defined contribution plan and perquisites totaling $114,073, of which $18,802 represents an automobile allowance, $10,740 represents a premium paid for additional disability insurance, $13,252 represents a premium paid for long-term care insurance and $71,279 represents an education benefit.
(7)	Includes our contribution of $39,563 paid for his benefit to our defined contribution plan and a $5,956 automobile allowance.
(8)	Includes our contribution of $39,563 paid for his benefit to our defined contribution plan and a $9,048 automobile allowance.
(9)	Includes $305,675 paid to him by REIT Management, our contribution of $9,390 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $9,341, of which $3,041, $1,259 and $5,041 represents amounts incurred by Gould Investors for additional disability insurance, long-term care insurance, and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.
(10)	Includes $422,468 paid to him by REIT Management, contributions of $2,264 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $11,018, of which $682, $8,907 and $1,429 represents amounts incurred by Gould Investors for long-term care insurance, an education benefit and an automobile allowance. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

Grants of Plan-Based Awards

The following table discloses the grants of plan-based awards during 2015 to our named executive officers under the 2012 Incentive Plan:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
Jeffrey A. Gould	1/9/15	14,625	103,691
George Zweier	1/9/15	6,500	46,085
Mitchell Gould	1/9/15	12,000	85,080
David W. Kalish	1/9/15	8,000	56,720
Mark H. Lundy	1/9/15	14,625	103,691
(1)	Represents the grant in 2015 of restricted shares which generally vest in 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses the outstanding equity awards at September 30, 2015 for our named executive officers (each share generally vests five years after the grant date):

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeffrey A. Gould(1)(3)	61,850	438,517
George Zweier(2)	27,700	196,393
Mitchell Gould(1)(4)	51,750	366,908
David W. Kalish(1)(4)	47,000	333,230
Mark H. Lundy(1)(3)	61,850	438,517
(1)	On January 15, 2011 and January 16, 2012, we awarded this individual 9,750 and 9,125 restricted shares, respectively.
(2)	On January 15, 2011, January 16, 2012, January 10, 2013, January 6, 2014 and January 9, 2015, we awarded this individual 4,200, 4,500, 6,000, 6,500 and 6,500 restricted shares, respectively.
(3)	On January 10, 2013, January 6, 2014, and January 9, 2015, we awarded this individual 13,725, 14,625 and 14,625 shares of restricted stock, respectively.
(4)	On January 10, 2013, we awarded Mitchell Gould and David Kalish, 10,125 and 10,550 shares of restricted stock, respectively, on January 6, 2014, we awarded Mitchell Gould and David Kalish, 10,750 and 9,575 shares of restricted stock, respectively and on January 9, 2015, we awarded Mitchell Gould and David W. Kalish 12,000 and 8,000 shares of restricted stock, respectively.

Option Exercises and Stock Vested

The following table discloses information with respect to the shares of restricted stock held by our named executive officers that vested in 2015:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Gould	8,000	56,240
George Zweier	4,200	29,526
Mitchell Gould	8,000	56,240
David W. Kalish	8,000	56,240
Mark H. Lundy	8,000	56,240

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Jeffrey Rubin (Chairman)
Alan Ginsburg
Jonathan H. Simon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

Fredric H. Gould, a trustee and former Chairman of our Board, is Vice Chairman of the Board of Directors of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants, generally under long-term leases. He is also a Director and the sole stockholder of the managing general partner of Gould Investors. Gould Investors, a limited partnership that owns and operates a diversified portfolio of real estate and invests in other companies active in the real estate and finance industries, owns approximately 20.3% of our outstanding common shares. In addition, Mr. Gould is an officer and sole shareholder of REIT Management, our former advisor. Fredric H. Gould is the father of Matthew J. Gould’s and Jeffrey A. Gould.

Israel Rosenzweig, Chairman of our Board, is a Senior Vice President of One Liberty Properties and a Senior Vice President of the managing general partner of Gould Investors. He is the father of Steven Rosenzweig, a Vice President of BRT, and Alon Rosenzweig, our employee. Jeffrey A. Gould, a Trustee and our President and Chief Executive Officer, is a Senior Vice President and a Director of One Liberty Properties, a Senior Vice President and Director of the managing general partner of Gould Investors and, commencing January 1, 2015, a member of a limited liability company which is the other general partner of Gould Investors. Matthew J. Gould, a Trustee and Senior Vice President, is the Chairman of the Board of Directors of One Liberty Properties, Chairman of the Board of the managing general partner of Gould Investors and, commencing January 1, 2015, serves as trustee of a trust that is a member of a limited liability company which is the other general partner of Gould Investors. He is also an executive officer of REIT Management and Majestic Property Management Corp. David W. Kalish, Isaac Kalish, Simeon Brinberg and Mark H. Lundy, each of whom is an executive officer of our company, are executive officers of One Liberty Properties and of the managing general partner of Gould Investors. Messrs. D. Kalish and Lundy are also officers of Majestic Property Management. David W. Kalish is the father of Isaac Kalish and Simeon Brinberg is the father-in-law of Mark Lundy.

Related Party Transactions

We and certain related entities, including Gould Investors, One Liberty Properties, Inc., Majestic Property Management and REIT Management, occupy common office space and share certain services and personnel in common. In 2015, we reimbursed Gould Investors $15,000 for our share of insurance costs (primarily property insurance), which insurance is obtained in conjunction with Gould Investors, and a net $106,000 for common general and administrative expenses, including telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. The $106,000 includes amounts allocated to us for services performed by certain executive officers who are engaged by us on a part-time basis, including the amounts allocated for the salary and benefits of David W. Kalish and Mark H. Lundy as set forth in the “Summary Compensation Table” and $101,107, $160,956 and $98,294 allocated for the salary of Simeon Brinberg, Steven Rosenzweig and Isaac Kalish, respectively. The allocation of general and administrative expenses is computed in accordance with a shared services agreement, and is based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to the shared services agreement. The amount of general and administrative expenses allocated to us represents approximately 23.5% of the total expenses allocated to all entities which are parties to the shared services agreement. In addition, through February 2015, we leased from a subsidiary of Gould Investors, 4,300 square feet of office space for $64,000.

In 2015, pursuant to the Advisory Agreement between us and REIT Management, a company wholly-owned by Fredric H. Gould, we paid REIT Management fees of $2.45 million. See “Executive Compensation—Compensation Disclosure and Analysis—Advisor Fees.” The total compensation received in 2015 from REIT Management by Messrs. Fredric H. Gould and Matthew J. Gould, each an executive officer of REIT Management, is $170,167 and $522,180, respectively. The compensation received in 2015 by Jeffrey A. Gould, David W. Kalish and Mark H. Lundy from REIT Management is set forth in the Summary Compensation Table and the notes thereto. Simeon Brinberg, Israel Rosenzweig and Isaac Kalish received compensation from REIT Management in 2015 of $18,832, $93,655 and $70,160, respectively. The Advisory Agreement was terminated by the Trust effective as of December 31, 2015. To obtain the services previously provided pursuant to this agreement, we retained the following individuals, who will receive the following amounts for such services in calendar 2016: Fredric H. Gould, $200,000; Matthew J. Gould, $200,000; David W. Kalish, $200,000; Isaac Kalish $200,000; Steven Rosenzweig, $150,000; Israel Rosenzweig, $50,000; Mark Lundy, $100,000; and Simeon Brinberg, $50,000.

Majestic Property Management, which is wholly-owned by Fredric H. Gould, provides real property management services and construction supervisory fees, real estate brokerage, mortgage brokerage and construction supervision services for affiliated entities, as well as companies that are non-affiliated entities. In 2015, we paid Majestic Property Management fees totaling $62,000, representing, in the aggregate, less than 1% of the 2015 revenues of Majestic Property. Each of Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Simeon Brinberg, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig, and Isaac Kalish, received compensation from Majestic Property, which compensation is not included in the Summary Compensation Table. The fees paid by us to REIT Management and Majestic Property Management and the expenses reimbursed to Gould Investors under the shared services agreement were reviewed by our audit committee. The fees paid to REIT Management were paid pursuant to the advisory agreement. The expenses reimbursed to Gould Investors are reimbursed pursuant to the shared services agreement. Simeon Brinberg, Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig and Isaac Kalish also receive compensation from other entities wholly-owned by Fredric H. Gould and parties to the shared services agreement, none of which provided services to us or received compensation from us in 2015.

Alon Rosenzweig received compensation of $193,072 in 2015 and participated in the welfare and other benefit plans made available to executives.

Gould Investors indicated that to facilitate our multi-family acquisitions, it would, from time-to-time through March 31, 2016, lend us up to $10 million on an unsecured basis, such loan(s) to (a) mature on the earlier, and to the extent, of (i) six months from the date of funding and (ii) the receipt of proceeds from the sale of all or substantially all of our equity interest in the Newark Joint Venture or from the repayment of a $19.5 million in principal amount owed to us by the Venture and (ii) bear interest at a rate of three month LIBOR plus 475 basis points. On December 11, 2015, we borrowed $8 million from Gould Investors.

In October 2014, we sold a loan receivable with an outstanding balance of $2 million to Gould Investors for the outstanding balance due under such note.

Policies and Procedures

Our code of business conduct and ethics provides in the “Conflicts of Interest” section that our Board is aware of certain transactions between us and affiliated entities, including the sharing of services pursuant to the terms of a shared services agreement and the provision of services by affiliated entities to us. The provision states that the board has determined that the services provided by affiliated entities to us are beneficial and that we may enter into a contract or transaction with an affiliated entity provided that any such transaction is approved by the audit committee which is satisfied that the fees, charges and other payments made to the affiliated entities are at no greater cost or expense to us then would be incurred if we were to obtain substantially the same services from unrelated and unaffiliated entities. The term “affiliated entities” is defined in the code of business conduct and ethics as all parties to the shared services agreement and other entities in which our officers and trustees have an interest.

Our audit committee is advised of related party transactions which occurred in the prior quarter at each quarterly meeting, reviews the transactions and, except to the extent such transaction is effectuated pursuant to an agreement previously approved by such committee, either approves/ratifies or disapproves the transactions. If a transaction relates to a member of our audit committee, such member does not participate in the audit committee’s deliberations. Our audit committee reports our related party transactions to our Board on at least an annual basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers, trustees and persons who beneficially own more than 10% of our common shares to file Initial Reports of Ownership and Reports of Changes in Ownership with the SEC. Executive officers, trustees and greater than 10% beneficial owners are required by the rules and regulations promulgated pursuant to the Exchange Act, to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports filed with the SEC, we believe that none of our Trustees, executive officers and greater than 10% beneficial owners have failed to file on a timely basis reports required by Section 16(a) during 2014 and 2015, other than Gould Investors which failed to timely file one report with respect to two transactions for 2014 and five reports with respect to 14 transactions in 2015. Messrs. F. Gould, J. Gould and M. Gould, who, because of their relationship to Gould Investors, file Section 16 reports when Gould Investors effects transaction in our securities, also did not file the same reports with respect to such transactions.

OTHER MATTERS

As of the date of this proxy statement, we do not know of any matter other than those stated in this proxy statement which are to be presented at the annual meeting of shareholders. If any other matter should properly come before the meeting, the persons named in the proxy card will vote the common shares represented by it in accordance with their discretion. Discretionary authority to vote on other matters is included in the proxy.

By order of the Board

S. Asher Gaffney, Secretary

Annex A

BRT REALTY TRUST
2016 INCENTIVE PLAN

SECTION 1
EFFECTIVE DATE AND PURPOSE

1.1 Effective Date. This Plan shall become effective upon approval by the shareholders of the Trust (as defined), as and to the extent required by the listing requirements of the New York Stock Exchange and Section 162(m) of the Code (as defined).

1.2 Purpose of the Plan. The Plan is designed to motivate, retain and attract Participants (as defined) of experience and ability and to further the financial success of the Trust by aligning the interests of Participants through the ownership of Shares (as defined) with the interests of the Trust’s shareholders.

SECTION 2
DEFINITIONS

The following terms shall have the following meanings (whether used in the singular or plural) unless a different meaning is plainly required by the context:

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or a regulation thereunder shall include any regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” or “Affiliates” has the meaning ascribed to such term by Rule 501 promulgated under the Securities Act of 1933, as amended.

“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units and Performance Share Awards.

“Award Agreement” means either (1) the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan or (2) a statement (including an electronic communication) issued by the Trust to a Participant describing the terms and provisions of such Award.

“Board” or “Board of Trustees” means the Board of Trustees of the Trust, or any analogous governing body of any successor to the Trust.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Committee” means the Compensation Committee of the Board or the committee of the Board appointed to administer the Plan.

“Disability” or “Disabled” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

“Fair Market Value” means, as of any given date, (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed; (ii) the closing sales price if the Shares are listed on the OTCBB or other over the counter market; or (iii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee.

“Grant Date” means, with respect to an Award, the effective date that such Award is granted to a Participant.

“Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

“Non-management Trustee” means a Trustee who, in the applicable calendar year, was not compensated, directly or indirectly, by the Trust, any Subsidiary or any of their Affiliates, other than compensation for service as a Trustee or as a member of any committee of the Board.

“Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an officer, employee, Trustee or consultant of the Trust or any of its Subsidiaries who has been granted an Award under the Plan.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Unit, Option or Performance Share Award granted to a Participant that qualifies as “performance based compensation” under Section 162(m) of the Code.

“Performance Criteria” shall mean any, a combination of, or all of the following: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in the Trust’s financial reports for the applicable period), (iv) operating income (including net operating income), (v) cash flow, cash flow from operations, free cash flow and any one or more of the foregoing, (vi) return on any one or more of equity, invested capital and assets, (vii) funds available for distribution, (viii) occupancy rate at any one or more of the Trust’s or its Subsidiaries’ properties, (ix) total shareholder return, (x) funds from operations (“FFO”), as computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc., (xi) adjusted FFO (i.e., adjusting FFO to give effect to any one or more of the following: property acquisition costs, straight-line rent, amortization of lease intangibles, lease termination fee income, amortization of restricted stock or other non-cash compensation expense, amortization and/or write-off of deferred financing costs and debt prepayment costs),(xii) stock appreciation (meaning an increase in the price or value of the Shares after the date of grant of an award and during the applicable period), (xiii) revenues, (xiv) assets, (xv) earnings before any one or more of the following items: interest, taxes, impairment charges, depreciation or amortization for the applicable period, as reflected in the Trust’s financial reports for the applicable period, (xvi) reduction in expense levels, (xvii) operating cost management and employee productivity, (xviii) strategic business criteria consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisition or divestitures; and (xix) achievement of business or operational goals such as market share and/or business development. Performance Criteria need not be the same with respect to all Participants and may be established on an aggregate or per share basis (diluted or undiluted), may be based on performance compared to performance by businesses or indices specified by the Committee, may be compared to any prior period, may be based on a company-wide basis or in respect of any one or more business units, may be measured on an absolute or relative basis, may be adjusted for non-controlling interests, and any one or more of the foregoing. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee.

“Performance Cycle” means one or more periods of time which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participants right to and the payment of a Restricted Stock Award, Restricted Stock Unit, Option or Performance Share Award. Each such period shall not be less then twelve months.

“Performance Goals” means for a Performance Cycle, the specific goals established by the Committee for a Performance Cycle based upon the Performance Criteria.

“Period of Restriction” means the period during which an Award granted hereunder is subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of Performance Goals or the occurrence of other events as determined by the Committee.

“Plan” means the BRT Realty Trust 2016 Incentive Plan, as set forth in this instrument, and as hereafter amended from time to time.

“Restricted Stock” means an Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.

“Restricted Stock Unit” or “RSU” means an Award of a right to receive one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.

“Retirement” means (i) a Trustee who has attained the age of 65 years who resigns or retires from the Board or does not stand for re-election to the Board and has served continuously as a Trustee of the Trust for not less than six consecutive years, and (ii) an officer or employee of, or consultant to, the Trust who has attained the age of 65 years who resigns or retires from the Trust or one of its Subsidiaries and has served in any such capacity with the Trust or one of its Subsidiaries for not less than ten consecutive years at the time of retirement or resignation, provided that such Participant has not acted in a manner during the period of his relationship with the Trust or any of its Subsidiaries which has been harmful to the business or reputation of the Trust. A determination as to whether a “retiree” acted in a manner which has been harmful to the business or reputation of the Trust shall be made by the Committee, whose determination shall be conclusive and binding in all respects on the Participant and the Trust.

“Shares” or “Beneficial Shares” means the shares of beneficial interest, $3.00 par value, of the Trust, or any other security of the Trust determined by the Committee pursuant to Section 5.3.

“Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Trust or by one or more Subsidiaries of the Trust or by the Trust and one or more Subsidiaries of the Trust, (ii) any partnership or limited liability company of which 50% or more of the capital and profit interests is owned, directly or indirectly, by the Trust or by one or more Subsidiaries of the Trust or by the Trust and one or more Subsidiaries of the Trust, or (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Trust or by one or more Subsidiaries of the Trust or by the Trust and one or more Subsidiaries of the Trust.

“Trust” means BRT Realty Trust, a Massachusetts business trust, or any successor thereto (including any entity that is a successor issuer in accordance with Rule 12g-3 under the 1934 Act and Rule 414 under the Securities Act of 1933, as amended).

SECTION 3
ELIGIBILITY

3.1 Participants. Awards may be granted in the discretion of the Committee to officers, employees, Trustees and consultants of the Trust and its Subsidiaries.

3.2 Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

SECTION 4
ADMINISTRATION

4.1 The Committee. The Plan will be administered by the Committee, which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act and/or the requirements for an “outside director” under section 162(m) of the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Trustees. In the absence of such appointment, the Board of Trustees shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2 Authority of the Committee. Subject to applicable law, the Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards, (b) prescribe the terms and conditions of the Awards, (c) construe and interpret the Plan, the Awards and any Award Agreement, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) establish, interpret, amend or revoke any such rules. With respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code, the Committee shall have no discretion to increase the amount of compensation that otherwise would be due upon attainment of a Performance Goal, although the Committee may have discretion to deny an Award or to adjust downward the compensation payable pursuant to an Award, as the Committee determines in its sole judgment. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Trust to the extent permitted by law.

4.3 Decisions Binding. All determinations and decisions made by the Committee and any of its delegates pursuant to Section 4.2 shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.4 Limitation on Awards Granted to Non-Management Trustees. The maximum number of Shares issuable pursuant to Awards that may be granted to a Non-Management Trustee in any calendar year shall not exceed 10,000 Shares.

SECTION 5
SHARES SUBJECT TO THE PLAN

5.1 Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed 600,000 Shares. The Shares available for issuance under the Plan shall be authorized but unissued Shares of the Trust.

5.2 Lapsed Awards. Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, cancelled, terminated or expire unexercised, shall be available for grant under the Plan. Shares that are tendered by a Participant to the Trust in connection with the exercise of an Award, withheld from issuance in connection with a Participant’s payment of tax withholding liability, or settled in such other manner so that a portion or all of the Shares included in an Award are not issued to a Participant shall not be available for grant under the Plan.

5.3 Adjustments in Awards and Authorized Shares. In the event of a stock dividend or stock split, the number of Shares subject to the Plan, outstanding Awards and the numerical amounts set forth in Sections 5.1, 6.1, 7.1 and 8.1 shall automatically be adjusted proportionally to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, combination or other similar change in the structure of the Trust affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1 and 8.1 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code or the ability to grant or the qualification of Incentive Stock Options under the Plan.

5.4 Restrictions on Transferability. The Committee may impose such restrictions on any Award, Award of Shares or Shares acquired pursuant to an Award as it deems advisable or appropriate, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.

SECTION 6
STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. Except to the extent such Awards are intended to qualify as Performance Based Awards, the maximum aggregate number of Shares underlying Options granted in any one calendar year to an individual Participant shall be 50,000.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, whether the

Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, any conditions on exercise of the Option and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Participant.

6.3 Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Option may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Trust or any of its Subsidiaries.

6.4 Expiration of Options. Except as provided in Section 6.7(c) regarding Incentive Stock Options, each Option shall terminate upon the earliest to occur of (i) the date(s) for termination of the Option set forth in the Award Agreement or (ii) the expiration of ten (10) years from the Grant Date. Subject to such limits, the Committee shall provide in each Award Agreement when each Option expires and becomes un-exercisable. The Committee may not, after an Option is granted, extend the maximum term of the Option.

6.5 Exercisability of Options. Options granted under the Plan shall be exercisable, in whole or in part, at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Option. Notwithstanding the foregoing, the Committee shall not act in a manner that would cause a grant that is intended to be “performance-based compensation” under Code Section 162(m) to fail to be performance-based.

6.6 Payment. Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Trust (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Upon the exercise of an Option, the Exercise Price shall be payable to the Trust in full in cash or its equivalent. The Committee may permit exercise (a) by the Participant tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (b) the Participant tendering a combination of cash and previously acquired Shares equal to total Exercise Price (the Shares tendered being valued at Fair Market Value at the time of exercise), or (c) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Trust shall deliver, or cause to be delivered, to the Participant, evidence of such Participant’s ownership of such Shares. No right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares as to which the Option has been exercised until the records of the Trust or its transfer agent reflect the issuance of such Shares. No adjustment will be made for a dividend or other rights for which a record date is established prior to the date the records of the Trust or its transfer agent reflect the issuance of the Shares upon exercise of the Options.

6.7 Certain Additional Provisions for Incentive Stock Options.

(a) Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Trust, any parent and its Subsidiaries) shall not exceed $100,000. The portion of the Option which is in excess of the $100,000 limitation shall be treated as a Non-Qualified Option pursuant to Section 422(d)(1) of the Code.

(b) Trust and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are officers or employees of the Trust or a Subsidiary on the Grant Date.

(c) Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date. In the case of an Incentive Stock Option that is granted to a Participant who (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Trust or any of its Subsidiaries, the term of such Incentive Stock Option shall be no more than five years from the Grant Date.

6.8 Restriction on Transfer. Except as otherwise determined by the Committee and set forth in the Award Agreement, no Option may be transferred, gifted, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily. Upon the death or Disability of a Participant, an Option may be exercised by the duly appointed personal representative of the deceased Participant or in the event of a Disability by the Participant or the duly appointed committee of the Disabled Participant to the extent the Option was exercisable on the date of death or the date of Disability and shall be exercisable for a period of six months from the date of death or the date of Disability. Upon Retirement of a Participant an Option may be exercised to the extent it was exercisable on the effective date of the Retirement and shall be exercisable for a period of six months from the effective date of such Retirement.

6.9 Repricing of Options. Without shareholder approval, (i) the Trust will not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option, and (ii) the Trust will not cancel outstanding Options in exchange for cash or other Awards.

6.10 Voting Rights. A Participant shall have no voting rights with respect to any Options granted hereunder.

SECTION 7
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. The Committee shall determine the number of Shares and/or RSU’s to be granted to each Participant and the time when each Award shall be granted. Except to the extent such Awards are intended to qualify as Performance Based Awards, no more than 100,000 Shares of each of Restricted Stock and Shares underlying Restricted Stock Units may be granted to any individual Participant in any one calendar year.

7.2 Restricted Stock and RSU Agreements. Each Award of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, the number of Shares subject to a Restricted Stock Unit, any applicable Performance Goals and Performance Cycle, and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards in the event of termination of employment by the Participant or termination of the Participant’s relationship with the Trust as a Trustee or consultant.

7.3 Transferability. Except as otherwise determined by the Committee and set forth in the Award Agreement, Shares of Restricted Stock and Restricted Stock Units (including Shares underlying RSU’s) may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction and the satisfaction, in whole or in part, of any applicable Performance Goals within the applicable Performance Cycle. Except as otherwise determined by the Committee and set forth in the Award Agreement, in the event of the death, Disability or Retirement of a Participant, all unvested Restricted Stock and unvested RSU’s shall not vest on the date of death or Disability or the effective date of Retirement. Without shareholder approval, the Trust will not, except as otherwise provided for in the Plan, repurchase outstanding unvested Restricted Stock or unvested RSU’s in exchange for cash or accelerate the vesting of outstanding unvested Shares of Restricted Stock or RSU’s.

7.4 Other Restrictions. The Committee may impose such other restrictions on Shares of Restricted Stock and Restricted Stock Units (including Shares underlying RSU’s) as it may deem advisable or appropriate in accordance with this Section 7.4.

(a) General Restrictions. The Committee may set one or more restrictions based upon (a) the achievement of specific Performance Goals, (b) applicable Federal or state securities laws, (c) time-based restrictions, or (d) any other restrictions determined by the Committee.

(b) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock and/or RSUs as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock and/or RSUs to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock and/or RSUs that are intended to qualify under section 162(m) of the Code, the

Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock and/or RSUs under section 162(m) of the Code.

(c) Methods of Implementing Restrictions. The Committee may take such action as it, in its sole discretion, deems appropriate to give notice to the Participant of, and implement, the restrictions imposed pursuant to Section 7.

7.5 Removal of Restrictions. After the end of the Period of Restriction, the Shares shall be freely transferable by the Participant, subject to any other restrictions on transfer (including without limitation, limitations imposed pursuant to the Trust’s organizational documents) which may apply to such Shares. Notwithstanding the foregoing, the Committee shall not act in a manner that would cause a grant that is intended to be “performance-based compensation” under Code Section 162(m) to fail to be performance-based.

7.6 Voting Rights. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall have voting rights during the Period of Restriction and (b) Restricted Stock Units shall not have voting rights during the Period of Restriction.

7.7 Dividends and Other Distributions. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to the Shares during the Period of Restriction and (b) RSUs shall not be entitled to receive any dividends or other distributions paid with respect to the underlying Shares during the Period of Restriction.

SECTION 8
PERFORMANCE-BASED AWARDS

8.1 Performance-Based Awards. Participants selected by the Committee may be granted one or more Performance Awards in the form of Options, Restricted Stock, Restricted Stock Units or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Committee and related to one or more of the Performance Criteria, in each case on a specified date or dates or over a Performance Cycle determined by the Committee. A Performance Cycle shall be at least one year. The Committee in its sole discretion shall determine whether an Award is to qualify as “performance based compensation” under Section 162(m) of the Code. The Committee in its sole discretion shall determine Awards that are based on Performance Goals but are not intended to quality as “performance based compensation” under Section 162(m). The Committee shall define the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Trust performance or the performance of an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Trust, or the financial statements of the Trust, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Participant. Each Performance-Based Award shall comply with the provisions set forth below. Performance Awards shall be paid in Shares.

(a) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Participant, if intended by the Committee to qualify as “performance based compensation” under Section 162(m) of the Code, the Committee shall select, within the first 90 days of a Performance Cycle the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Participants.

(b) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Participant’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Participant if, in its sole judgment, such reduction or elimination is appropriate.

(c) Maximum Award Payable. The maximum Performance-Based Award payable to any one Participant under the Plan for a Performance Cycle is 100,000 Shares (subject to adjustment as provided in Section 5.3 hereof).

SECTION 9
AMENDMENT, TERMINATION, AND DURATION

9.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s compliance with the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to shareholder approval; and further provided, that without shareholder approval, no amendment shall permit the repricing, replacing or regranting of an Option in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option or the cancellation of any Award in exchange for cash. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

9.2 Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 9.1 shall remain in effect until the tenth anniversary of the effective date of the Plan.

SECTION 10
TAX WITHHOLDING

10.1 Withholding Requirements. Prior to the delivery of any Shares pursuant to an Award (or the exercise thereof), the Trust shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Trust, or require a Participant to remit to the Trust, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required or appropriate to be withheld with respect to such Award (or the exercise or vesting thereof).

10.2 Withholding Arrangements. The Trust, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Trust withhold otherwise deliverable Shares, or (b) delivering to the Trust, Shares then owned by the Participant. The amount of the withholding requirement shall be deemed to include any amount that the Trust agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 11
CHANGE IN CONTROL

11.1 Change in Control. For purposes of the Plan, a Change in Control means any of the following:

(a) the acquisition (other than from the Trust) in one or more transactions by any person (as such term is used in Section 13(d) of the 1934 Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 25% or more of (i) the then outstanding Shares or (ii) the combined voting power of the then outstanding securities of the Trust entitled to vote generally in the election of Trustees (the “Trust Voting Stock”), provided however the provision of this Section 11.1(a) is not applicable to acquisitions made individually, or as a group by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, and their respective spouses, lineal descendants and affiliates;

(b) individuals who, as of the date of the Award, constitute the Board of Trustees (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Trustee subsequent to the date of such Award whose election, or nomination for election by the Trust’s shareholders, was approved by a vote of at least a majority of the Trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in the Rules of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) the closing of a sale or other conveyance of all or substantially all of the assets of the Trust; or

(d) the effective time of any merger, share exchange, consolidation, or other business combination involving the Trust if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of Trustees of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Trust’s voting Shares.

11.2 Effect of Change of Control. On the effective date of any Change in Control, unless the applicable Award Agreement provides otherwise: (i) in the case of an Option, each such outstanding Option shall become exercisable in full in respect of the aggregate number of Shares covered thereby; and (ii) in the case of Restricted Stock, Restricted Stock Units and Performance Share Awards, the Restriction Period applicable to each such Award shall be deemed to have expired. Notwithstanding the foregoing, unless otherwise provided in the applicable Award Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not become exercisable on an accelerated basis nor will the Restriction Period expire in connection with a Change of Control if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or for the assumption of such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the exercisability or the expiration of the Restriction Period), taking into account, to the extent applicable, the kind and amount of securities, cash, or other assets into or for which the Shares may be changed, converted, or exchanged in connection with such Change of Control.

SECTION 12
MISCELLANEOUS

12.1 Deferrals. To the extent consistent with the requirements of section 409A of the Code, the Committee may provide in an Award Agreement or another document that a Participant is permitted or required to defer receipt of the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral shall be subject to such rules and procedures as shall be determined by the Committee.

12.2 Termination for Cause. If a Participant’s employment or relationship with the Trust or a Subsidiary shall be terminated for cause by the Trust or such Subsidiary during the Restriction Period or prior to the exercise of any Option (for these purposes, cause shall have the meaning ascribed thereto in any employment agreement or Award Agreement to which such Participant is a party or, in the absence thereof, shall include, but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform his duties and responsibilities for any reason (other than illness or incapacity) and other misconduct of any kind, as determined by the Committee, then, (i) all Options shall immediately terminate and (ii) such Participant’s rights to all Restricted Stock, RSU’s and Performance Share Awards shall be forfeited immediately.

12.3 Section 162(m). Notwithstanding anything to the contrary herein or in an Award Agreement, an Award that is intended to qualify as “performance based compensation” under Section 162(m) of the Code, shall not vest in whole or in part in the event of the Participant’s Retirement, involuntary termination or if the Participant terminates his or her relationship with the Trust, except to the extent (a) the Performance Goal’s shall be achieved within the Performance Cycle or (b) otherwise permitted under Section 162(m) of the Code.

12.4 No Effect on Employment or Service. Nothing in the Plan, any Award or any Award Agreement, and no action of the Committee, shall confer or be construed to confer on any Participant any right to continue in the employ or service of the Trust or any Subsidiary or shall interfere with or limit in any way the right of the Trust or any Subsidiary to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Trust or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Trust or any Subsidiary, as the case may be.

12.5 Successors. All obligations of the Trust under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Trust, whether the existence of such successor is the result of a direct or indirect merger, consolidation or otherwise, or the purchase of all or substantially all of the business or assets of the Trust.

12.6 No Rights as Shareholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a shareholder of the Trust with respect to any Shares issuable pursuant to an Award (or the exercise or vesting thereof), unless and until the issuance of such Shares shall have been recorded on the records of the Trust or its transfer agents or registrars.

12.7 Uncertificated Shares. Notwithstanding any provision of the Plan to the contrary, the ownership of Shares issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates, and to the extent that the Plan, applicable law or the Trust’s organizational documents, require or contemplate the imposition of a legend or other notation on one or more certificates evidencing Shares or an Award, the Committee shall have the sole discretion to determine the manner in which such legend or notation is implemented.

12.8 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

12.9 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.10 Requirements of Law; Claw-Back Policies. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time, and shall be subject to the applicable provisions of any claw-back policy implemented by the Trust, whether implemented prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of applicable law (including the requirements of a national securities exchange).

12.11 Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

12.12 Real Estate Investment Trust. No Award shall be granted or awarded and, with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled, to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of any restrictions on ownership and transfer of the Trust’s securities set forth in its declaration of trust or other governing instrument or organizational documents, as amended and in effect from time to time, or if, in the discretion of the Committee, the grant, vesting, exercise or settlement of such award could otherwise impair the Trust’s status as a real estate investment trust under the Code.

12.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

12.14 Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of the Plan.

(BRT Incentive Plan/Incentive Plan 2016 REV 1-5-16)

ANNUAL MEETING OF SHAREHOLDERS OF

BRT REALTY TRUST

March 11, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM New York City time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Annual Report to Shareholders, Notice of Meeting, Proxy Statement and Proxy Card are available at www.brtrealty.com/annualmeetingmaterials.pdf

↓Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone, in person or the Internet.↓

00033333300000000000 3   031116

The Board of Trustees recommends a vote "FOR" all nominees and "FOR" proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Trustees			
Matthew J. Gould	☐	☐	☐
Louis C. Grassi	☐	☐	☐
Israel Rosenzweig	☐	☐	☐
Jeffrey Rubin	☐	☐	☐
2. Approve the BRT Realty Trust 2016 Incentive Plan.	☐	☐	☐
3. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending September 30, 2016.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees' recommendations. The Proxies cannot vote your shares of beneficial interest unless you sign, date and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.